AGREEMENT AND PLAN OF MERGER

among

M-WAVE, INC.

(“Parent”)

OCEAN MERGER SUB, INC.

(“Merger Sub”)

SUNFUELS, INC.

(the “Company”)

and

BLUE SUN BIODIESEL LLC

(“Blue Sun”)

Dated as of January 26, 2007

-i-

5.5	The Company’s Deliveries	20
5.6	Blue Sun’s Deliveries	21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BLUE SUN		21

6.1	Due Incorporation, etc.; Subsidiaries.	21
6.2	Due Authorization	22
6.3	Consents and Approvals; No Conflicts, etc.	22
6.4	Capitalization.	23
6.5	Company Financial Statements; No Undisclosed Liabilities.	24
6.6	No Adverse Effects or Changes	25
6.7	Title to Properties	26
6.8	Condition and Sufficiency of Assets	27
6.9	Real Property.	27
6.10	Intellectual Property	28
6.11	Contracts	30
6.12	Permits	30
6.13	Insurance	31
6.14	Employee Benefit Plans and Employment Agreements.	31
6.15	Employment and Labor Matters.	33
6.16	Capital Improvements	34
6.17	Taxes.	34
6.18	No Defaults or Violations	37
6.19	Environmental Matters	37
6.20	Litigation.	38
6.21	No Conflict of Interest	39
6.22	Claims Against Officers and Directors	39
6.23	Improper and Other Payments	39
6.24	No Other Agreement	40
6.25	Brokers	40
6.26	Accuracy of Statements	40

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		40

7.1	Due Incorporation; Subsidiaries.	40
7.2	Due Authorization	41
7.3	Consents and Approvals; No Conflicts, etc.	41
7.4	Capitalization.	42
7.5	Parent Financial Statements and SEC Reports; No Undisclosed Liabilities.	42
7.6	[Reserved].	43
7.7	Title to Properties	43
7.8	Contracts	44
7.9	Permits	44
7.10	Insurance	44
7.11	Employee Benefit Plans and Employment Agreements.	44

-ii-

7.12	Employment and Labor Matters	47
7.13	Taxes.	47
7.14	No Defaults or Violations	47
7.15	Environmental Matters.	47
7.16	Litigation.	48
7.17	Claims Against Officers and Directors	49
7.18	Improper and Other Payments	49
7.19	No Other Agreement	49
7.20	Brokers	49
7.21	Valid Issuance of Securities	49
7.22	Accuracy of Statements	50
7.23	Change in Control Payments	50
7.24	Formation of Merger Sub; No Prior Activities.	50

ARTICLE VIII COVENANTS OF THE PARTIES		50

8.1	Efforts to Consummate; Further Assurances	50
8.2	Registration Statement and Proxy.	51
8.3	Action by Stockholders of the Company	53
8.4	Action by the Members	53
8.5	Action by Stockholders of Parent.	53
8.6	Action by Parent	54
8.7	Nasdaq Initial Listing	54
8.8	Consents and Approvals.	54
8.9	Notification of Certain Matters	54
8.10	Supplemental Information	55
8.11	Preservation of Business.	55
8.12	Reorganization of Parent	57
8.13	Investigation of the Company and Parent	58
8.14	No Solicitation	58
8.15	Public Announcements.	60
8.16	Resignation of Officers and Directors	60
8.17	Certain Payments at Closing	61
8.18	Parent Records	61
8.19	Financing Statements	61

ARTICLE IX CONDITIONS PRECEDENT		61

9.1	Warranties True as of Both Present Date and Closing Date	61
9.2	Compliance with Agreements and Covenants	61
9.3	Documents	61
9.4	Consents and Authorizations	62
9.5	No Injunctions, Orders or Restraints; Illegality	62
9.6	Opinion of Financial Advisor	62
9.7	Expiration of HSR Waiting Period	62
9.8	Parent Stockholder Approval	62
9.9	No Material Adverse Change	62

-iii-

9.10	No Severance Payments	62
9.11	Preferred Stock Proceeds	62

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND BLUE SUN		63

10.1	Warranties True as of Both Present Date and Closing Date	63
10.2	Compliance with Agreements and Covenants	63
10.3	Documents	63
10.4	Consents and Authorizations	63
10.5	No Injunctions, Orders or Restraints; Illegality	63
10.6	Expiration of HSR Waiting Period	64
10.7	Parent Stockholder Approval	64
10.8	Merger Consideration	64
10.9	Resignations	64
10.10	Exercise Agreements	64
10.11	Parent Financial Position	64

ARTICLE XI TERMINATION		64

11.1	Termination or Abandonment	64
11.2	Effect of Termination	66

ARTICLE XII INDEMNIFICATION		66

12.1	No Survival of Representations, Warranties, Covenants and Agreements	66
12.2	Indemnification and Insurance.	66

ARTICLE XIII MISCELLANEOUS		67

13.1	Expenses	67
13.2	Amendment	68
13.3	Notices	68
13.4	Waivers	69
13.5	Assignment	69
13.6	No Third Party Beneficiaries	69
13.7	Severability	69
13.8	Entire Understanding	69
13.9	Applicable Law	69
13.10	Jurisdiction of Disputes; Waiver of Jury Trial	70
13.11	Counterparts	70
13.12	Facsimile Signatures	70

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EXHIBITS
Exhibit A	Members of Blue Sun
Exhibit B	Calculation of Fully-Diluted Common Stock
Exhibit C	Form of Series C Preferred Stock Certificate of Designations
Exhibit D	Persons to Become Officers of Parent
Exhibit E	Form of Opinion of Parent’s Counsel
Exhibit F	Form of Opinion of Company’s and Blue Sun’s Counsel

SCHEDULES
Schedule 1.1(a)	Audited Annual Company Financial Statements
Schedule 1.1(b)	Unaudited Interim Company Financial Statements
Schedule 1.1(c)	Company Latest Balance Sheet
Schedule 6.1(a)	Company Subsidiaries
Schedule 6.1(b)	Company Qualification to do Business
Schedule 6.3(a)	Company Consents and Approvals
Schedule 6.3(b)	Company No Conflicts
Schedule 6.4	Company Capitalization
Schedule 6.5	Company Undisclosed Liabilities
Schedule 6.6	Company Certain Changes
Schedule 6.7	Company Title to Assets; Liens and Encumbrances
Schedule 6.8	Company Condition and Sufficiency of Assets
Schedule 6.9	Company Real Property
Schedule 6.10	Company Intellectual Property
Schedule 6.11	Company Contracts
Schedule 6.12	Company Permits
Schedule 6.13	Company Insurance
Schedule 6.14	Company Employee Benefits
Schedule 6.15	Company Labor Matters
Schedule 6.16	Company Capital Improvements
Schedule 6.18	Company Defaults and Violations
Schedule 6.19	Company Environmental Matters
Schedule 6.20	Company Litigation
Schedule 6.21	Company Conflicts of Interest
Schedule 6.25	Company Brokers and Finders
Schedule 7.1(a)	Parent Subsidiaries
Schedule 7.1(b)	Parent Qualification to do Business
Schedule 7.3(a)	Parent Consents and Approvals
Schedule 7.3(b)	Parent No Conflicts
Schedule 7.4	Parent Capitalization
Schedule 7.5(d)	Parent Undisclosed Liabilities
Schedule 7.5(e)	Parent Severance Obligations
Schedule 7.6	Parent Certain Changes
Schedule 7.7	Parent Title to Assets; Liens and Encumbrances
Schedule 7.8	Parent Contracts
Schedule 7.9	Parent Permits
Schedule 7.10	Parent Insurance
Schedule 7.11	Parent Employee Benefits
Schedule 7.14	Parent Defaults and Violations
Schedule 7.15	Parent Environmental Matters
Schedule 7.16	Parent Litigation
Schedule 7.19	Parent Agreements Relating Sale of Assets
Schedule 7.20	Parent Brokers and Finders
Schedule 7.23	Parent Change in Control Payments

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of January 26, 2007, by and among M-Wave, Inc., a Delaware corporation (“Parent”), Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SunFuels, Inc., a Colorado corporation (the “Company”) and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Parent is a Delaware corporation having an authorized capital of (i) 200,000,000 shares of Common Stock, par value $0.005 per share (the “Parent Common Stock”), of which, as of the date hereof, 1,763,150 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), (x) 30,000 shares of which have been designated as Series A Convertible Preferred Stock (the “Parent Series A Preferred Stock) of which, as of the date hereof, 12,500 shares are issued and outstanding, and (y) 70,000 shares of which have been designated as Series B Convertible Preferred Stock (the “Parent Series B Preferred Stock) of which, as of the date hereof, 69,648 shares are issued and outstanding.

WHEREAS, Merger Sub is a Delaware corporation having an authorized capital of 1,000 shares of Common Stock, par value $0.01 per share (the “Merger Sub Common Stock”) of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned of record and beneficially by Parent; and

WHEREAS, the Company is a Colorado corporation having an authorized capital of (i) 100,000,000 shares of common stock, no par value per share (the “Company Common Stock”), of which, as of the date hereof, 4,447,759 shares are issued and outstanding, and (ii) 25,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”), 2,000,000 shares of which have been designated as Series A Convertible Preferred Stock (the “Company Series A Preferred Stock) of which, as of the date hereof, 750,000 shares will be issued and outstanding;

WHEREAS, Blue Sun is a Colorado limited liability company having an authorized capital of 200,000 membership units (the “Blue Sun Units”), 100,000 units of which have been designated Class A Units (“Blue Sun Class A Units”) of which, as of the date hereof, 5,068 Blue Sun Units Class A Units are issued and outstanding and are owned by the Company and the other members of Blue Sun set forth on Exhibit A (the “Members”) and 100,000 units of which have been designated Class B Units, of which, as of the date hereof, no units are issued and outstanding;

WHEREAS, the Boards of Directors of the Company and Merger Sub have approved the merger of Merger Sub into the Company (the “Company Merger”) pursuant to the terms and conditions of this Agreement;

WHEREAS, the Board of Directors of the Company and the Board of Mangers of Blue Sun have approved the merger of Blue Sun into the Company (the “Blue Sun Merger” and, together with the Company Merger, the “Mergers”, each of which shall individually be referred to herein as a “Merger”), which Blue Sun Merger, would occur immediately after the Company Merger, pursuant to the terms and conditions of this Agreement;

WHEREAS, the Boards of Directors of Parent, the Company and the Board of Managers of Blue Sun, have directed that this Agreement be submitted to the stockholders of the Company and Parent and the Members for adoption;

WHEREAS, the parties hereto intend the Mergers to constitute a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) whereby at the Effective Time (a) the stockholders of Company Common Stock will be deemed to contribute their Company Common Stock to Parent in exchange for shares of Parent Common Stock, and (b) the holders of Company Series A Preferred Stock will be deemed to contribute their Company Series A Preferred Stock to Parent in exchange for shares of Parent Series C Preferred Stock, and at the Blue Sun Effective Time the holders of Blue Sun Units other than the Company will be deemed to contribute their Blue Sun Units to Parent in exchange for shares of Parent Common Stock; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements representations and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The following terms have the following meanings for the purposes of this Agreement:

“Acquisition Proposal” has the meaning provided in Section 8.14.

“Affiliate” means, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person which is a director, officer or partner or member or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, of the specified Person or a Person described in clause (i) of this paragraph, (iii) another Person of which the specified Person is a director, officer, or partner or member or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (iv) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, or (v) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative.

“Agreement” means this Agreement and Plan of Merger, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Blue Sun” has the meaning provided in the Preamble.

“Blue Sun Effective Date” and “Blue Sun Effective Time” have the respective meanings provided in Section 5.2

“Blue Sun Exchange Ratio” means the exchange ratio for Blue Sun Units into Parent Common Stock, as determined in accordance with the calculations set forth in Exhibit B.

“Blue Sun Fully-Diluted Units” means the outstanding Blue Sun Units determined as of the Measurement Date. For purposes of determining the Blue Sun Fully-Diluted Units it shall be assumed that all outstanding options and warrants, if any, to purchase Blue Sun Units have been exercised in full for the maximum number of Blue Sun Units that could be purchased thereunder as if all such options and warrants were vested in full.

“Blue Sun Units” has the meaning provided in the Recitals.

“Blue Sun Member Meeting” has the meaning provided in Section 8.4.

“Blue Sun Merger” has the meaning provided in the Recitals.

“Blue Sun Merger Shares” has the meaning provided in Section 4.2(c).

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“CBCA” means the Colorado Business Corporations Act, as amended.

“CCAA” means the Colorado Corporations and Associations Act, as amended.

“Certificate of Designations” has the meaning provided in Section 2.4(a).

“CLLCA” means the Colorado Limited Liability Company Act, as amended.

“Class A Units” has the meaning provided in the Recitals.

“Closing” has the meaning provided in Section 5.1.

“Closing Date” has the meaning provided in Section 5.1.

“Closing Price” means the average closing price quotation of Parent Common Stock reported on the National Association of Securities Dealers, Inc. Automated Quotation System for the ten (10) consecutive days on which the Nasdaq Capital Market is open for trading immediately preceding the Measurement Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided in the Preamble.

“Company Benefit Plans” has the meaning provided in Section 6.14(b).

“Company Breakup Fee” has the meaning provided in Section 11.3.

“Company Capitalization” has the meaning provided in Section 6.4.

“Company Common Stock” has the meaning provided in the Recitals.

“Company Exchange Ratio” means the exchange ratio for shares of Company Common Stock and Company Preferred Stock into Parent Common Stock and Parent Preferred Stock, as determined in accordance with the calculations set forth in Exhibit B.

“Company Financial Statements” means all of the following:

(a)    The audited consolidated financial statements of the Company as of December 31, 2004, and December 31, 2005 (including all notes thereto), which are set forth on Schedule 1.1(a), consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the twelve-month periods then ended, and all notes thereto;

(b)    The unaudited consolidated financial statements of the Company as of December 31, 2003, and March 31, June 30 and September 30, 2006, which are set forth on Schedule 1.1(b), consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the six-month periods then ended, and all notes thereto; and

(c)    The Latest Balance Sheet, which is set forth on Schedule 1.1(c).

“Company Fully-Diluted Common Stock” means the outstanding shares of Company Common Stock determined as of the Measurement Date. For purposes of determining the Company Fully-Diluted Common Stock it shall be assumed that (i) all shares of Company Series A Preferred Stock outstanding on the Measurement Date and any shares of Company Series A Preferred Stock to be issued on the Closing Date pursuant to the Subscription Agreements are converted into the maximum number of shares of Company Common Stock into which they may be converted on the Measurement Date at the then effective conversion price. In addition, for purposes determining the Company Fully-Diluted Common Stock it shall be assumed that all outstanding options and warrants to purchase shares of Company Common Stock have been exercised in full for the full number of shares of Company Common Stock that could be purchased thereunder at the then effective exercise price as if all such options and warrants were vested in full; provided that up to 750,000 warrants to purchase Company Common Stock that are issued to purchasers of Company Series A Preferred Stock shall be excluded from such calculation. Finally, for purposes determining the Company Fully-Diluted Common Stock it shall be assumed that all shares of Company Common Stock that could be issued pursuant to preemptive rights have been issued.

“Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included (1) the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), (2) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor) or (3) any Affiliate of the Company or any Subsidiary.

“Company Merger” has the meaning provided in the Recitals.

“Company Merger Shares” has the meaning provided in Section 4.1(c).

“Company Preferred Stock” has the meaning provided in the Recitals.

“Company Required Consents” has the meaning provided in Section 9.4.

“Company Series A Preferred Stock” has the meaning provided in the Recitals.

“Company Stockholder Meeting” has the meaning provided in Section 8.3.

“Company Stock Option Plan” has the meaning provided in Section 4.1(d).

“Company Warrant” has the meaning provided in Section 4.1(e).

“Confidentiality Agreement” has the meaning provided in Section 8.13.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, that is intended or purports to be binding and enforceable.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Documents” means the Company’s Confidential Private Placement Memorandum dated October 6, 2006 and the Supplement thereto dated January 18, 2007 (including exhibits thereto).

“Effective Date” and “Effective Time” have the respective meanings provided in Section 5.2.

“Environmental Law” means any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” Law (including those already referenced in this definition) and any other Law of any Governmental Authority having a similar subject matter.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each corporation, trade or business that is, along with such Person, part of the same controlled group of corporations, trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the Closing Price multiplied by the applicable number of shares of Parent Common Stock.

“GAAP” means U.S. generally accepted accounting principles at the time in effect.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning provided in Section 12.2.

“Injunction” has the meaning provided in Section 9.5.

“Intellectual Property” has the meaning provided in Section 12.2.

“Knowledge of the Company” means the actual knowledge of Jeff Probst, Justin Bzdek or Sean Lafferty.

“Knowledge of the Parent” means the actual knowledge of Joe Turek or Jeff Figlewicz.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company dated as of November 30, 2006, set forth on Schedule 1.1(c).

“Law” means any Law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“License Agreements” has the meaning provided in Section 6.10.

“Loss” or “Losses” means any and all liabilities, losses, costs, claims, damages, penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all reasonable and documented attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Party in enforcing such indemnity.

“Material Adverse Change” means a change (or circumstance involving a prospective change) in (i) the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of a specified Person which is materially adverse or (ii) the ability of a specified Person to perform its obligations under this Agreement or any of its Related Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis, except that none of the following shall be deemed in themselves to constitute a Material Adverse Change (x) any changes in Laws of general applicability or interpretations thereof by Governmental Authorities that do not disproportionately affect the specified Person and (y) any changes in general economic conditions that do not disproportionately affect the specified Person.

“Material Adverse Effect” means an effect (or circumstance involving a prospective effect) on (i) the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of a specified Person which is materially adverse or (ii) the ability of a specified Person to perform its obligations under this Agreement or any of its Related Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis, except that none of the following shall be deemed in themselves to have a Material Adverse Effect (x) any changes in Laws of general applicability or interpretations thereof by Governmental Authorities that do not disproportionately affect the specified Person and (y) any changes in general economic conditions that do not disproportionately affect the specified Person.

“Measurement Date” means the third Business Day prior to the Closing Date.

“Members” has the meaning provided in the Recitals.

“Merger” and “Mergers” has the meaning provided in the Recitals.

“Merger Shares” has the meaning provided in Section 4.2(c).

“Merger Sub” has the meaning provided in the Preamble.

“Merger Sub Common Stock” has the meaning provided in the Recitals.

“Parent” has the meaning provided in the Preamble.

“Parent Benefit Plans” has the meaning provided in Section 7.11(b).

“Parent Capitalization” has the meaning provided in Section 7.4.

“Parent Common Stock” has the meaning provided in the Recitals.

“Parent Financial Statements” has the meaning provided in Section 7.5.

“Parent Fully-Diluted Common Stock” means the outstanding shares of Parent Common Stock determined as of the Measurement Date. For purposes of determining the Parent Fully-Diluted Common Stock it shall be assumed that (i) all shares of Parent Preferred Stock outstanding on the Measurement Date are converted into the maximum number of shares of Parent Common Stock into which they may be converted on the Measurement Date at the then effective conversion price and (ii) any shares of Parent Preferred Stock that are the subject of (i) a notice of redemption issued by Parent on or prior to the Measurement Date or (ii) a put notice issued by the holder of such shares of Parent Preferred Stock on or prior to the Measurement Date are no longer outstanding. In addition, for purposes determining the Parent Fully-Diluted Common Stock it shall be assumed that all outstanding options and warrants to purchase shares of Parent Common Stock with an exercise price less than the Closing Price are exercised as if all such options and warrants were vested in full on the Measurement Date for the full number of shares of Parent Common Stock that could be purchased upon exercise thereof on a cashless basis so that the holders thereof would receive the number of shares of Parent Common Stock for which such options and warrants could be exercised less a number of shares of Parent Common Stock having an aggregate Fair Market Value on the Measurement Date equal to the aggregate exercise price for all such options and warrants.

“Parent Preferred Stock” has the meaning provided in the Recitals.

“Parent Representatives” has the meaning provided in Section 8.14(b).

“Parent Required Consents” has the meaning provided in Section 10.4.

“Parent SEC Reports” has the meaning provided in Section 7.5(b).

“Parent Series A Preferred Stock” has the meaning provided in the Recitals.

“Parent Series B Preferred Stock” has the meaning provided in the Recitals.

“Parent Series C Preferred Stock” means the Series C Convertible Preferred Stock, no par value per share of Parent, as designated pursuant to the Certificate of Designations.

“Parent Stockholder Approvals” means the approval by the holders of the requisite number of shares of Parent Common Stock attending, in person or by proxy, the Parent Stockholder Meeting of this Agreement and the transactions contemplated herein to the extent required to be approved by Parent stockholders by the DGCL, the rules and regulations of Nasdaq Capital Market, Parent’s Certificate of Incorporation, Bylaws and any other applicable Laws, which may include, without limitation, approval of (i) the adoption of the Certificate of Designations described herein, (ii) the issuance of the Merger Shares, (iii) a reverse stock split to take effect immediately after the Blue Sun Effective Time if necessary to cause Parent to satisfy the initial listing requirements of the Nasdaq Capital Market immediately after the Effective Time or as otherwise agreed to by the parties hereto, (iv) the election of directors of Parent pursuant to Section 2.4(c) and (v) the adoption of an amendment to Parent’s 2003 Stock Incentive Plan to authorize an additional 4,000,000 shares of Parent Common Stock for issuance thereunder (subject to adjustment for any stock split, reverse stock split, stock dividend, recapitalization or similar transaction).

“Parent Stockholder Meeting” has the meaning provided in Section 8.5(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning provided in Section 6.12.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity or any Governmental Authority.

“Proxy Statement” has the meaning provided in Section 8.2(a).

“Real Property” has the meaning provided in Section 6.9(a).

“Real Property Lease” has the meaning provided in Section 6.9(a).

“Related Agreement” means any Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Registration Statement” has the meaning provided in Section 8.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Option” has the meaning provided in Section 4.1(d).

“Subsidiaries” has the meaning provided in Section 6.1(a).

“Superior Proposal” means any Takeover Proposal made by any Person prior to the conclusion of the Parent Stockholder Meeting on terms that are more favorable from a financial point of view to the stockholders of Parent than the terms set forth in this Agreement, including, without limitation, with respect to conditions to consummation, financing and the percentage of outstanding equity securities to be issued as consideration, as determined by the Board of Directors of Parent in its good faith judgment (based on the advice of an independent financial advisor or such other matters as Parent’s Board of Directors deems relevant).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of business that constitutes 10% or more of the voting securities of Parent, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting securities of Parent or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, other than the transactions contemplated by this Agreement; provided, that a Takeover Proposal shall not include any inquiry, proposal or offer to acquire the existing business of Parent in any asset sale or similar transaction.

“Tax Return” means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund or amended return.

“Tax Sharing Arrangement” shall mean any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between the Company or any Subsidiary, on the one hand, and any other Person including, but not limited to, members of any Company Group other than the Company and the Subsidiaries), on the other.

“Taxes” shall mean (i) all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and Personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto, and (ii) any liability of the Company or any Subsidiary for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement.

“Termination Date” has the meaning provided in Section 11.1.

“Trade Secrets” has the meaning provided in Section 6.10.

“Working Capital” means current assets less (i) accounts payable and (ii) accrued expenses.

1.2    Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and may not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein may not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules refer to those portions of this Agreement, and any underscored references to a clause, unless otherwise identified, refers to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or clause of or Exhibit or Schedule to this Agreement. No specific representation, warranty or covenant contained herein limits the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant is not affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. The parties expressly disclaim the holding of, and any interpretative conclusions or determinations reached in, IBP, Inc. v. Tyson Foods, Inc., No. CIV.A. 18373, 2001 Del. Ch. LEXIS 81 (Del. Ch. June 15, 2001) as they would be applicable to this Agreement, including any requirement that a Material Adverse Change or Material Adverse Effect be “durationally significant” or measured over a period of years rather than months.

ARTICLE II

THE COMPANY MERGER

2.1    Surviving Corporation. Subject to the conditions contained herein and in accordance with the provisions of this Agreement, the DGCL and the CCAA, at the Effective Time, Merger Sub shall be merged with and into the Company, which, as the corporation surviving in the Company Merger (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Company Merger to exist under and be governed by the Laws of the State of Colorado. Upon the effectiveness of the Company Merger, the separate existence of Merger Sub shall cease except to the extent provided by Law in the case of a corporation after its merger into another corporation.

2.2    Effects of the Merger. The Company Merger shall have the effects set forth in Sections 259 through 261 of the DGCL, Section 7-90-204 of the CCAA and this Agreement.

2.3    Articles of Incorporation, Bylaws, Directors and Officers of Surviving Corporation. The Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation. The members of the Board of Directors of the Surviving Corporation immediately prior to the Effective Time shall be the initial members of the Board of Directors of the Surviving Corporation until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified. At the Effective Time and thereafter until changed as provided by law, the name of the Company shall be “Blue Sun Biodiesel, Inc.”

2.4    Certificate of Incorporation, Bylaws, Directors and Officers of Parent. As of the Effective Time, Parent shall take the following actions:

(a)    Parent shall adopt a Certificate of Designations for the Parent Series C Preferred Stock, each in the form attached hereto as Exhibit C (the “Certificate of Designations”) by filing the same in the office of the Secretary of State of the State of Delaware;

(b)    The Bylaws of Parent shall be amended and restated in a form and substance acceptable to the parties and shall become the Bylaws of Parent at the Effective Time, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of Parent and such Bylaws;

(c)    Such individuals as are specified by the Company prior to the filing of the definitive Proxy Statement by Parent shall be appointed to and constitute the entire Board of Directors of Parent; provided that (i) such individuals are reasonably acceptable to Parent’s Board of Directors and (ii) after the appointment of such individuals Parent’s Board of Directors would satisfy all Nasdaq and legal requirements regarding the composition of a Nasdaq Capital Market listed company. Unless otherwise agreed to by the Company and Parent, each existing director of Parent shall submit a written resignation from the Board Directors of Parent on the Closing Date which shall be effective as of the Effective Time;

(d)    The individuals listed on Exhibit E shall be appointed as the executive officers of Parent. Each existing executive officer of Parent shall submit a written resignation from his or her position as an executive officer of Parent on the Closing Date which shall be effective as of the Effective Time; and

(e)    At the Effective Time and thereafter until changed as provided by law, the name of the Parent shall be “Blue Sun Holdings, Inc.”

ARTICLE III

THE BLUE SUN MERGER

3.1    Surviving Corporation. Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the CCAA, immediately after the Effective Time, Blue Sun shall be merged with and into the Surviving Company, which, as the corporation surviving in the Blue Sun Merger, shall continue unaffected and unimpaired by the Blue Sun Merger to exist under and be governed by the Laws of the State of Colorado. Upon the effectiveness of the Merger, the separate existence of Blue Sun shall cease except to the extent provided by Law in the case of a limited liability company after its merger into a corporation.

3.2    Effects of the Merger. The Blue Sun Merger shall have the effects set forth in Section 7-90-204 of the CCAA and this Agreement.

3.3    Articles of Incorporation, Bylaws, Directors and Officers of Surviving Corporation. The Articles of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately prior to the Blue Sun Effective Time, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation. The members of the Board of Directors of the Surviving Corporation immediately prior to the Blue Sun Effective Time shall be the initial members of the Board of Directors of the Surviving Corporation until their respective successors are duly elected and qualified. The officers of the Surviving Corporation immediately prior to the Blue Sun Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified.

3.4    Intercompany Loans. At the Blue Sun Effective Time, all intercompany loans between the Company and Blue Sun shall be deemed to be cancelled in full.

ARTICLE IV

CONVERSION OF SHARES AND INTERESTS

4.1    Company Merger Conversion Terms. As of the Effective Time, by virtue of the Company Merger and without any action on the part of any stockholder of the Company or Merger Sub:

(a)    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled.

(b)    All shares of Company Common Stock that immediately prior to the Effective Time are held in the treasury of the Company shall be cancelled and revert to the status of an authorized but unissued shares and no capital stock of Parent, capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

(c)    Subject to the provisions of Section 4.3, all of the shares of Company Common Stock and Company Preferred Stock included in the Company Fully-Diluted Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the cancellation of shares of Company Common Stock pursuant to Section 4.1(b)) shall be converted into and become a number of equity securities of Parent determined by multiplying such shares of Company Common Stock and Company Preferred Stock by the Company Exchange Ratio (the “Company Merger Shares”). For purposes of the foregoing sentence, shares of Company Common Stock shall be converted into and become shares of Parent Common Stock and shares of Company Series A Preferred Stock shall be converted into and become shares of Parent Series C Preferred Stock. All such shares of Company Common Stock and Company Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 4.3, shares of Parent Common Stock and, in the case of Company Common Stock only, cash in lieu of fractional shares as contemplated by Section 4.5. All calculations made pursuant to this Section 4.1(c) shall be made in the manner set forth in Exhibit B, which is based on the Blue Sun Fully-Diluted Units, the Company Fully-Diluted Common Stock and the Parent Fully-Diluted Common Stock as of the date hereof and assuming the Closing Price is equal to $4.00 per share.

(d)    Stock Options.

(i)     At the Effective Time, each outstanding option to purchase Company Common Stock granted under the Company’s 2005 Stock Option Plan (the “Company Stock Option Plan”) or otherwise granted (a “Stock Option”), whether vested or unvested, shall be deemed assumed by Parent and (i) each Stock Option assumed by Parent may be exercised only for shares of Parent Common Stock on the same terms and conditions as were in effect prior to the Effective Time, including, without limitation, any vesting periods, (ii) the number of shares of Parent Common Stock subject to each such Stock Option shall be adjusted to the number of whole shares of Parent Common Stock (omitting any fractional share) determined by multiplying the number of shares of Parent Common Stock subject to each Stock Option by the Company Exchange Ratio (not taking into account whether or not such option was in fact exercisable), and (iii) the per share exercise price under each such Stock Option shall be adjusted by dividing the exercise price thereof by the Company Exchange Ratio and such exercise price shall be rounded up to the nearest cent.

(ii)    As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

(iii)   Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 4.1(d).

(iv)   Subject to any applicable limitations under the Securities Act, and the rules and regulations thereunder, Parent shall file a Registration Statement on Form S-8 (or any successor form), as soon as reasonably practicable following the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

(e)   Company Warrants.

(i)     At the Effective Time, each outstanding warrant to purchase Company Common Stock (a “Company Warrant”) shall be deemed assumed by Parent and (i) each Company Warrant assumed by Parent may be exercised only for shares of Parent Common Stock on the same terms and conditions as were in effect prior to the Effective Time, (ii) the number of shares of Parent Common Stock subject to each such Warrant shall be adjusted to the number of whole shares of Parent Common Stock (omitting any fractional share) determined by multiplying the number of shares of Parent Common Stock subject to each Warrant by the Company Exchange Ratio (not taking into account whether or not such warrant was in fact exercisable), and (iii) the per share exercise price under each such Warrant shall be adjusted by dividing the exercise price thereof by the Company Exchange Ratio and such exercise price shall be rounded up to the nearest cent.

(ii)    After the Effective Time, each holder of an outstanding Company Warrant may deliver to Parent its outstanding Company Warrant with an appropriate instrument of transfer and Parent shall thereafter deliver to each such holder (i) a new warrant reflecting the conversion provisions of Section 4.1(e)(i) and (ii) an appropriate notice setting forth such holder’s rights pursuant thereto.

(iii)   Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Stock for delivery pursuant to the terms set forth in this Section 4.1(e).

4.2    Blue Sun Merger Conversion Terms. Immediately after the Effective Time, by virtue of the Blue Sun Merger and without any action on the part of Parent or any Member:

(a)    Each of the Blue Sun Units issued and outstanding immediately prior to the Effective Time shall be cancelled.

(b)    All Blue Sun Units that immediately prior to the Effective Time are held by the Surviving Corporation shall be cancelled and no capital stock of Parent, capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

(c)    Subject to the provisions of Section 4.4, all of the equity securities included in the Blue Sun Fully-Diluted Units issued and outstanding immediately prior to the Effective Time (after taking into account the cancellation of Blue Sun Units pursuant to Section 4.2(b)) shall be converted into and become a number of shares of Parent Common Sock determined by multiplying such Blue Sun Units by the Blue Sun Exchange Ratio (the “Blue Sun Merger Shares” and, together with the Company Merger Shares, the “Merger Shares”). All such Blue Sun Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each Member shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 4.4, shares of Parent Common Stock and cash in lieu of fractional shares as contemplated by Section 4.5. All calculations made pursuant to this Section 4.2(c) shall be made in the manner set forth in Exhibit B, which is based on the Blue Sun Fully-Diluted Units, the Company Fully-Diluted Common Stock and the Parent Fully-Diluted Common Stock as of the date hereof and assuming the Closing Price is equal to $4.00 per share.

4.3    Delivery of Certificates and Payment of Cash to Stockholders of the Company. Immediately after the Effective Time, each holder of a certificate or certificates representing issued and outstanding shares of record of Company Common Stock or Company Series A Preferred Stock immediately prior to the Effective Time, other than any holder whose shares of Company Common Stock are cancelled in accordance with Section 4.1(b), may surrender such certificate or certificates to Parent or, in the case of certificates for Company Common Stock, Parent’s exchange agent, and, subject to the last two sentences of this Section 4.3, Parent or its exchange agent, as applicable, shall immediately deliver or cause to be delivered, in exchange therefor, one or more certificates representing the aggregate number of whole shares of Parent Common Stock into which the Company Common Stock represented by the certificate or certificates so surrendered shall have been converted pursuant to Section 4.1(c) and a check payable to such holder to effect the payment of cash in lieu of any fractional share pursuant to Section 4.5, and the aggregate number of whole shares of Parent Series C Preferred Stock into which the Company Series A Preferred Stock represented by the certificate or certificates so surrendered shall have been converted pursuant to Section 4.1(c). Until so surrendered, each outstanding certificate representing issued and outstanding shares of record of Company Common Stock or Company Series A Preferred Stock immediately prior to the Effective Time shall not be transferable on the books of the Surviving Corporation or Parent, but is shall be deemed for all corporate purposes to evidence the right to receive such ownership of the number of whole shares of Parent Common Stock, Parent Series C Preferred Stock and cash, as the case may be, into which the shares of Company Common Stock or Company Series A Preferred Stock, as applicable, which immediately prior to the Effective Time were represented thereby shall have been converted pursuant to Section 4.1 and Section 4.5. At the close of business on the Business Day next preceding the Effective Date, the stock transfer books of the Company must be closed and no transfer of Company Common Stock or Company Series A Preferred Stock may thereafter be made or consummated.

4.4    Delivery of Certificates and Payment of Cash to the Members. Immediately after the Blue Sun Effective Time, Parent shall cause its exchange agent to deliver or cause to be delivered to the each Member, other than any Member whose Blue Sun Units are cancelled in accordance with Section 4.2(b), without any action on their part, in exchange for their Blue Sun Units, one or more certificates representing the aggregate number of whole shares of Parent Common Stock into which Blue Sun Units held by them have been converted pursuant to Section 4.2 and a check payable to such holder to effect the payment of cash in lieu of any fractional share pursuant to Section 4.5. No transfer of Blue Sun Units may be made or consummated after the close of business on the Business Day next preceding the Blue Sun Effective Date.

4.5    Fractional Shares. No certificates for fractions of shares of Parent Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to Section 4.1 or Section 4.2. If the conversion of a Person’s aggregate holdings of Company Common Stock or Blue Sun Units at any time results in a fractional share of Parent Common Stock or interest therein, such Person shall, in lieu thereof, be paid cash in an amount equal to the value of such fractional share or interest based on the Closing Price of Parent Common Stock. Any Person otherwise entitled to a fractional share or interest shall not be entitled by reason thereof to any voting, dividend or other rights as a stockholder of Parent.

4.6    Delivery of Merger Shares to Exchange Agent. At or prior to the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of its exchange agent, in trust for the benefit of the holders of Company Common Stock and Blue Sun Units, for exchange in accordance with Section 4.1(c) and Section 4.2(c), through the exchange agent, certificates evidencing Merger Shares issuable pursuant to Section 4.1(c) and Section 4.2(c) in exchange for outstanding shares of Company Common Stock and outstanding Blue Sun Units. Parent agrees to make available to its exchange agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions. Notwithstanding the foregoing, nothing in this Section 4.6 shall obligate Parent to (i) declare any dividends or distributions with respect to its capital stock or (ii) deliver any cash to its exchange agent prior to the Blue Sun Effective Time.

4.7    Lost, Stolen or Destroyed Certificates. In the event any certificates representing Company Common Stock, Company Series A Preferred Stock or Blue Sun Units shall have been lost, stolen or destroyed, the Exchange Agent shall issue such Merger Shares as may be required pursuant to Sections 4.1 or 4.2 in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or its exchange agent with respect to the certificates alleged to have been lost, stolen or destroyed.

4.8    No Liability. At any time following six months after the Blue Sun Effective Time, Parent shall be entitled to require its exchange agent to deliver to Parent any Merger Shares that had been made available to its exchange agent by or on behalf of Parent and which has not been disbursed to holders of Company Common Stock or Blue Sun Units, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Merger Shares issuable in exchange for the shares of Company Common Stock or Blue Sun Units. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor Blue Sun shall be liable to any holder of Company Common Stock or Blue Sun Units for any Merger Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any shares of Parent Common Stock or other amounts remaining unclaimed by holders of Company Common Stock or Blue Sun Units two years after the Blue Sun Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

4.9    Withholding Rights. Parent or its exchange agent shall be entitled to deduct and withhold from the Merger Shares otherwise payable pursuant to this Agreement such amounts as Parent or the exchange agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or its exchange agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Blue Sun Units in respect of which such deduction and withholding was made by Parent or its exchange agent.

4.10      Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock or Company Series A Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by holders of the Company Common Stock or Company Series A Preferred Stock who have not voted in favor of the Company Merger or consented thereto in writing and who have demanded properly to exercise its rights in accordance with Sections 7-113-101 to 7-113-302 of the CBCA (collectively, the "Dissenting Shares") will not be converted into or represent the right to receive the Merger Shares. Such shareholders are entitled to receive payment of the value of such shares held by them in accordance with the provisions of such Sections 7-113-101 to 7-113-302 of the CBCA, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or lost their rights under Sections 7-113-101 to 7-113-302 of the CBCA are thereupon deemed to have been converted into and to have become exchangeable for, as of the Effective Time or the Blue Sun Effective Time, as applicable, the right to receive the Merger Shares without any interest thereon, upon surrender, in the manner provided in Section 4.3, of the certificate or certificates that formerly evidenced such shares.

(b)    The Company shall give Parent prompt notice of any demands under Sections 7-113-101 to 7-113-302 of the CBCA received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands made under Sections 7-113-101 to 7-113-302 of the CBCA or offer to settle or settle any such demand.

ARTICLE V

CLOSING

5.1    Closing; Closing Date. Unless this Agreement has been terminated pursuant to Section 11.1, and subject to the satisfaction or waiver of the conditions set forth in Article IX and Article X, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”) that must be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article IX and Article X, at the offices of Sidley Austin LLP, 555 West Fifth Street, Los Angeles, California 90013, unless another time, date or place is agreed to in writing by the parties hereto.

5.2    Filing Certificate of Merger and Effectiveness. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article IX or Article X, as the case may be, at the Closing the parties shall cause the Merger to be consummated by filing in the following order (i) the Certificate of Designations, executed and acknowledged in accordance with the DGCL, in the office of the Secretary of State of the State of Delaware, (ii) a Certificate of Merger for the Company Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the DGCL, in the office of the Secretary of State of the State of Delaware and a Statement of Merger for the Company Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the CCAA, in the office of the Secretary of State of the State of Colorado, and (iii) a Statement of Merger for the Blue Sun Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the CCAA, in the office of the Secretary of State of the State of Colorado. The Company Merger shall become effective upon the filing specified in clause (ii) above as provided by the DGCL and the CCAA. The Blue Sun Merger shall become effective upon the filing specified in clause (iii) above as provided by the CCAA. The date and time on such date of effectiveness of the Company Merger are herein called, respectively, the “Effective Date” and the “Effective Time”. The date and time on such date of effectiveness of the Blue Sun Merger are herein called, respectively, the “Blue Sun Effective Date” and the “Blue Sun Effective Time”.

5.3    Parent’s Deliveries. At the Closing, Parent shall deliver to the Company all of the following:

(a)    A copy of the Certificate of Designations, certified as of a recent date by the Secretary of State of the State of Delaware;

(b)    A certificate of good standing of Parent, issued as of the Effective Date by the Secretary of State of the State of Delaware;

(c)    A certificate of the Secretary or an Assistant Secretary of Parent, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to Parent’s Certificate of Incorporation other than as contemplated by this Agreement; (ii) the Bylaws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Related Agreement;

(d)    Evidence in form and substance reasonably satisfactory to the Company, that all Parent Required Consents have been obtained;

(e)    Duly executed copies of the agreement of each holder of Parent Series A Preferred Stock or Parent Series B Preferred Stock outstanding immediately prior to the Effective Time to convert its Parent Series A Preferred Stock or Parent Series B Preferred Stock, as applicable, into Parent Common Stock;

(f)     Resignations of each of the officers and directors of Parent, effective as of the Effective Time;

(g)   An opinion of Ellenoff, Grossman and Schole LLP, counsel to Parent and Merger Sub, dated the Effective Date and in form and substance reasonably satisfactory to the Company, substantially in the form contained in Exhibit E;

(h)   A certificate dated as of the Effective Date, duly executed by the President or any Vice President of Parent, certifying as to the compliance by Parent with Section 9.1 and Section 9.2.

5.4    Merger Sub’s Deliveries. At the Closing, Merger Sub shall deliver to the Company all of the following:

(a)    A copy of the Certificate of Incorporation of Merger Sub certified as of a recent date by the Secretary of State of the State of Delaware;

(b)    A certificate of good standing of Merger Sub, issued as of a recent date by the Secretary of State of the State of Delaware;

(c)    A certificate of the Secretary or an Assistant Secretary of Merger Sub, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to the Certificate of Incorporation of Merger Sub; (ii) the Bylaws of Merger Sub; (iii) the resolutions of the Board of Directors of Merger Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent adopting this Agreement in accordance with Section 251 of the DGCL; and (iv) the incumbency and signatures of the officers of Merger Sub executing this Agreement and any Merger Sub Related Agreement; and

(d)   A certificate dated as of the Effective Date, duly executed by the President or any Vice President of Parent, certifying as to the compliance by Merger Sub with Section 9.1 and Section 9.2.

5.5    The Company’s Deliveries. At the Closing, the Company shall deliver to Parent all of the following:

(a)    A copy of the Articles of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Colorado;

(b)    a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Colorado;

(c)    a certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Articles of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the stockholders of the Company adopting this Agreement in accordance with Section 70-90-203 of the CCAA; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Related Agreement;

(d)    Evidence in form and substance reasonably satisfactory to Parent, that all Company Required Consents have been obtained;

(e)    an opinion of Faegre & Benson LLP, counsel to the Company, dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit F; and

(f)    A certificate dated as of the Effective Date, duly executed by the President or any Vice President of the Company, certifying as to the compliance by the Company with Section 10.1 and Section 10.2.

5.6    Blue Sun’s Deliveries. At the Closing, Blue Sun shall deliver to Parent all of the following:

(a)    A copy of the Articles of Organization of Blue Sun, certified as of a recent date by the Secretary of State of the State of Colorado;

(b)    a certificate of good standing of Blue Sun, issued as of a recent date by the Secretary of State of the State of Colorado;

(c)    a certificate of the Secretary or an Assistant Secretary of Blue Sun, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Articles of Organization of Blue Sun; (ii) the Operating Agreement of Blue Sun; (iii) the resolutions of the Board of Managers of Blue Sun authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the Members adopting this Agreement in accordance with Section 70-90-203 of the CCAA; and (iv) the incumbency and signatures of the officers of Blue Sun executing this Agreement and any Blue Sun Related Agreement;

(d)    Evidence in form and substance reasonably satisfactory to Parent, that all Blue Sun Required Consents have been obtained;

(e)    an opinion of Faegre & Benson LLP, counsel to Blue Sun, dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit G; and

(f)    A certificate dated as of the Effective Date, duly executed by the President or any Vice President of the Subsidiary, certifying as to the compliance by Blue Sun with Section 10.1 and Section 10.2.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BLUE SUN

The Company and Blue Sun, jointly and severally, represent and warrant to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

6.1    Due Incorporation, etc.; Subsidiaries.

(a)    Schedule 6.1(a) sets forth a complete list of the subsidiaries of the Company (the "Subsidiaries"). Except as set forth on Schedule 6.1(a), (i) the Company does not have any direct or indirect subsidiaries, either wholly or partially owned, or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any direct or indirect economic, voting, equity or management interest in any other Person or directly or indirectly own any security issued by any Person, and (ii) all of the outstanding equity securities of the Subsidiaries are owned, directly or indirectly, by the Company. The Company and the Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization, with all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted.

(b)    The jurisdictions in which the Company and each Subsidiary are licensed or qualified to do business as foreign companies are set forth on Schedule 6.1(b). The Company and each Subsidiary are licensed or qualified to do business and are in good standing as foreign corporations or limited liability companies, as applicable, in each jurisdiction where the nature of the properties owned, leased or operated by them and the businesses transacted by them require such licensing or qualification.

(c)    True, accurate and complete copies of the articles of incorporation, articles of organization, limited liability company agreement and bylaws (or similar organizational instruments), as amended, and all minutes of all meetings (or written consents in lieu of meetings) of the members, stockholders, boards of directors, board of managers (and all committees thereof) of the Company and the Subsidiaries have been delivered to Parent.

(d)    The Disclosure Documents as of their respective dates did not, and will not (after giving effect to any updated disclosures therein) as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.2    Due Authorization. The Company and Blue Sun each have full power and authority to enter into this Agreement and its respective Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and Blue Sun of this Agreement and its respective Related Agreements have been duly and validly approved by its Board of Directors, board of managers or other governing board, and no other actions or proceedings on the part the Company or Blue Sun are necessary to authorize this Agreement, its respective Related Agreements and the transactions contemplated hereby and thereby. The Company and Blue Sun have duly and validly executed and delivered this Agreement and have duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its respective Related Agreements. This Agreement constitutes legal, valid and binding obligations of the Company and Blue Sun and each of their respective Related Agreements upon execution and delivery by the Company or Blue Sun, as applicable, will constitute their legal, valid and binding obligations, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

6.3    Consents and Approvals; No Conflicts, etc.

(a)    Except for the Company Required Consents set forth on Schedule 6.3(a), no consent, authorization or approval of, notice to, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company or Blue Sun of this Agreement and the execution, delivery and performance by the Company or Blue Sun of its respective Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b)    Except as set forth on Schedule 6.3(b), the execution, delivery and performance by the Company and Blue Sun of this Agreement and the execution, delivery and performance by the Company and Blue Sun of any of their respective Related Agreements do not and will not (i) violate any Law applicable to the Company, any Subsidiary or any of their respective properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the respective assets or properties of the Company or any Subsidiary under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Company or any Subsidiary is a party or by which any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or any Subsidiary or indebtedness secured by any of the respective assets or properties of the Company or any Subsidiary; or (iv) violate or conflict with any provision of any of the articles of incorporation, articles of organization, limited liability company agreement, bylaws or similar organizational instruments of the Company or any Subsidiary.

6.4    Capitalization.

(a)    The Company has the authorized, issued and outstanding capitalization set forth on Schedule 6.4 (the "Company Capitalization"). In addition, at the Closing Date the Company will have up to an additional 750,000 shares of Company Series A Preferred Stock outstanding. The Company has also reserved an aggregate of 260,000 shares of Company Common Stock for issuance to directors, officers, employees and consultants pursuant to the Company’s 2005 Stock Option Plan, 92,250 shares of which remain available for future grant. All of the outstanding shares of capital stock of the Company and each Subsidiary (i) have been duly authorized, validly issued, and are fully paid and nonassessable, (ii) are, and when issued were, free of preemptive or similar rights and (iii) are owned (legally and beneficially) free and clear of any and all Liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or "Blue Sky" Laws) or voting.

(b)    Except as set forth on Schedule 6.4, there are no membership interests, shares of capital stock or other securities (whether or not such securities have voting rights) of the Company or any Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character (i) obligating any shareholder or member of the Company or any Subsidiary, the Company or any Subsidiary or any of their respective Affiliates, (ii) obligating any shareholder or member of the Company any Subsidiary or any of its Affiliates to cause the Company or any Subsidiary, or (iii) obligating the Company to cause any Subsidiary, in each case to issue, transfer or sell, or cause the issuance, transfer or sale of, any membership interests, shares of capital stock or other securities (whether or not such securities have voting rights) of the Company or any Subsidiary.

(c)    Except as set forth on Schedule 6.4, no options, warrants or other rights to purchase from the Company or any Subsidiary, agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any Subsidiary are outstanding; and, there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective stockholders or members or any other Person relating to the ownership or disposition of any capital stock of the Company or any Subsidiary or the election of directors or managers of the Company or any Subsidiary or the governance of the Company's or any Subsidiary's affairs, and such agreements, understandings and arrangements, if any, will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by this Agreement or any Related Agreement.

6.5    Company Financial Statements; No Undisclosed Liabilities.

(a)    The Company Financial Statements present fairly the consolidated financial position, assets and liabilities of the Company and the Subsidiaries as of the dates thereof and the consolidated revenues, expenses, results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby and changes in financial position of the Company and the Subsidiaries as of the dates and for the periods covered thereby, in each case in conformity with GAAP applied consistently during such periods in accordance with the past accounting practices of the Company, subject (in the case only of any unaudited, interim financial statements included in the Company Financial Statements) to normal year-end audit adjustments required by the independent auditors of the Company in conformance with GAAP. The Company Financial Statements are in accordance with the books and records of the Company and the Subsidiaries, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b)    The Company Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of the Company and the Subsidiaries as of the dates thereof. The Company and the Subsidiaries have no liabilities, debts, claims or obligations (including “off-balance sheet” liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth on Schedule 6.5 or in the Latest Balance Sheet, (ii) trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet and (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(c)    Neither the Company nor Blue Sun has ever paid a distribution to its stockholders or members in respect of their equity securities in the Company or Blue Sun.

6.6    No Adverse Effects or Changes. Except as set forth on Schedule 6.6, since December 31, 2005, the Company and the Subsidiaries have conducted their respective businesses and operations in all respects only in the ordinary course and consistent with past practices. Without limiting the foregoing, except as set forth on Schedule 6.6, since December 31, 2005, neither the Company nor any Subsidiary has:

(a)    suffered any Material Adverse Effect;

(b)    suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);

(c)    incurred any obligation or entered into any Contract which either (i) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 or (ii) has a term, or requires the performance of any obligations by the Company or any Subsidiary over a period, in excess of six months;

(d)    taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business;

(e)    sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except sales of inventory in the ordinary course of business;

(f)    waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

(g)    made any changes in its accounting systems, policies, principles or practices;

(h)    entered into, authorized, or permitted any transaction with any Affiliate of any stockholder or any member of the Company or any Subsidiary;

(i)    authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, shares of its capital stock or any other securities, or amended any of the terms of any such securities;

(j)    declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests or capital stock, or redeemed or otherwise acquired any securities of the Company or any Subsidiary;

(k)    made any borrowing, incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

(l)     made any loans, advances or capital contributions to, or investments in, any other Person;

(m)   entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, equity option, equity appreciation right, restricted equity, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increased in any manner the compensation or fringe benefits of any director, officer, consultant or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

(n)    except for capital expenditures contemplated by clause (o), acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company or any Subsidiary;

(o)    authorized or made any capital expenditures which individually or in the aggregate are in excess of $50,000;

(p)    made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

(q)    paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, any Subsidiary or any of their respective directors, officers, employees or agents; or

(r)    terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract.

6.7    Title to Properties. Except as set forth on Schedule 6.7, the Company and the Subsidiaries have good and valid record and marketable title to, and are the lawful owners of, all of the tangible and intangible assets, properties and rights used in connection with their respective businesses and all of the tangible and intangible assets, properties and rights reflected in the Company Financial Statements (other than assets disposed of in the ordinary course of business since the dates of such Company Financial Statements), free and clear of any Lien.

6.8    Condition and Sufficiency of Assets. Except as set forth on Schedule 6.8, all of the tangible assets and properties of the Company, whether real or Personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. Immediately after the Closing, the Company and the Subsidiaries shall own or have a valid right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of their respective businesses as they are presently conducted. Such assets, properties, rights, know-how, key personnel, processes and ability were sufficient to produce the consolidated revenue of the Company and the Subsidiaries prior to the Closing Date, as shown on the income statement for that year set forth on Schedule 1.1(a).

6.9    Real Property.

(a)    Schedule 6.9 sets forth true, accurate, and complete and insurable legal descriptions of all of the real estate (i) owned by the Company or any Subsidiary (the “Real Property”) and (ii) held or used by the Company or any Subsidiary under real property leases (the “Real Property Leases”). The Real Property and the land subject to the Real Property Leases constitute all of the land owned, held or used by the Company and the Subsidiaries in the conduct of their respective businesses. Seller has delivered to the Company true, accurate and complete copies of the Real Property Leases and the most recent title insurance policies and surveys (if any) for the Real Property in the possession of Seller, the Company or any Subsidiary, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property or land subject to a Real Property Lease.

(b)    The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property or the land subject to a Real Property Lease, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar Law.

(c)    No parcel of land included in the Real Property or subject to a Real Property Lease relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Parent prior to the date hereof. All covenants or other restrictions (if any) to which any of the Real Property is subject or to which any land subject to a Real Property Lease is subject are being in all respects properly performed and observed and, except for covenants contained in the Real Property Leases, do not provide for forfeiture or reversion of title if violated, and neither the Company nor any Subsidiary has received any notice of violation (or claimed violation) thereof.

(d)    Each separate parcel of land included in the Real Property or subject to a Real Property Lease has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by applicable Laws. None of the Real Property is subject to any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company or any Subsidiary.

(e)    Except as set forth on Schedule 6.9, there is no pending or, to the Knowledge of the Company, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property or the land subject to the Real Property Leases.

(f)    All of the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies. None of the Real Property Leases have been amended or modified except as set forth on Schedule 6.9.

(g)    Neither the Company nor any Subsidiary has received any notice of any, and there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.

(h)    All lessors under the Real Property Leases have consented or prior to Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement or the Related Agreements without requiring modification in the rights or obligations thereunder. Except as set forth on Schedule 6.9, none of the Real Property Leases are expected to expire or terminate during the year following the Closing Date. Except as set forth on Schedule 6.9, there are no indications that the landlord with respect to any Real Property Lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases that would not be material.

6.10      Intellectual Property. Schedule 6.10 sets forth, for the Intellectual Property owned by the Company or any Subsidiary, an accurate list of all (i) issued and pending patents and patent applications; (ii) registered or pending trademarks; (iii) Internet domain registrations; and (iv) copyright registrations and mask work, and copyright and mask work applications. “Intellectual Property” shall mean all trademarks, service marks, whether registered or existing at common law, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, reexaminations and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software, “mask works” (as defined under 17 USC §901) and any registrations and applications for “mask works”, and Trade Secrets, including those items set forth on Schedule 6.10. “Trade Secrets” shall mean trade secrets and other confidential information, know-how, technology, proprietary processes, formulae, algorithms, models, and methodologies. Schedule 6.10 also lists all proprietary processes, designs, and other Trade Secrets. The Intellectual Property of the Company and any Subsidiary includes all Intellectual Property used in connection with the business currently conducted by the Company or any Subsidiary, whether registered or existing at common law. Schedule 6.10 sets forth a complete and accurate list of all agreements (whether oral or written) to which the Company or any Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (and specifying whether such right has been granted or obtained), or (ii) restricting the Company’s or any Subsidiary’s rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). Neither the Company nor any Subsidiary has licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements. Except as set forth on Schedule 6.10:

(a)    The Company owns, or has a valid right to use, free and clear of all Liens, all of the Intellectual Property. The Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 6.10.

(b)    The Intellectual Property owned by the Company or any Subsidiary and, to the Knowledge of the Company, any Intellectual Property used by the Company or any Subsidiary, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and is valid and enforceable.

(c)    Except as set forth on Schedule 6.10, there is no pending or, to the Knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Company or any Subsidiary, or to the Knowledge of the Company, the Intellectual Property licensed to the Company or any Subsidiary or (B) alleging that the activities or the conduct of the Company’s or any Subsidiary’s business does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property by the Company or any Subsidiary. There are no settlements, forbearances to use, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company’s or any Subsidiary’s rights to use any Intellectual Property, (ii) restrict the Company’s or any Subsidiary’s business in order to accommodate a third party’s Intellectual Property or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company or any Subsidiary.

(d)    The conduct of the Company’s or any Subsidiary’s business as currently conducted or planned to be conducted does not infringe, directly or indirectly, upon any Intellectual Property owned or controlled by any third party. Except as set forth on Schedule 6.10, to the Knowledge of the Company, no third party is misappropriating, infringing or violating any Intellectual Property owned or used by the Company or any Subsidiary and no such claims, suits, arbitrations or other adversarial proceedings have been brought against any third party by the Company or any Subsidiary which remain unresolved.

(e)    The Company and each Subsidiary have taken all measures necessary to protect the confidentiality of their respective Trade Secrets, including requiring their employees and other parties having access thereto to execute written confidentiality agreements. To the Knowledge of the Company, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a confidentiality or non-disclosure agreement. To the Knowledge of the Company, no party to any non-disclosure agreement relating to the Company’s or any Subsidiary’s Trade Secrets is in breach or default thereof.

(f)    No current or former Affiliate, director, officer, or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) or any shareholder will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights in or to any of the Intellectual Property owned or used by the Company or any Subsidiary.

(g)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Intellectual Property, nor will it require the consent of any Governmental Authority or other Person in respect of any such Intellectual Property.

6.11     Contracts. Schedule 6.11 sets forth a true, accurate and complete list of all Contracts and arrangements to which the Company or any Subsidiary is a party or by which either of them is bound, or to which any of their respective assets or properties is subject, including for each such Contract or arrangement listing (i) the parties thereto, (ii) the date thereof, if any, and (iii) a brief description of the terms thereof. The Company has delivered to Parent true, accurate and complete copies of each document set forth on Schedule 6.11, and a written description of each oral arrangement so listed. Except as set forth on Schedule 6.11, all such Contracts and arrangements have been entered into by the Company or a Subsidiary, as the case may be, in the ordinary course of business and are on terms that are no less favorable to the Company and the Subsidiaries than the terms which could be obtained from an unrelated third party and, if cancelled at any time, would not have a Material Adverse Effect.

6.12     Permits. Schedule 6.12 sets forth a true, accurate and complete list of all licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals (collectively, “Permits”) held by the Company or any Subsidiary. All such Permits are in full force and effect and will not be affected by the Mergers. Except for the Permits set forth on Schedule 6.12, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the respective businesses of the Company and the Subsidiaries.

6.13     Insurance. Schedule 6.13 sets forth a true, accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned, held by or applicable to the Company or any Subsidiary (and their respective businesses and assets), and the Company has delivered to Parent a true, accurate and complete copy of all such policies, including all occurrence-based policies applicable to the Company or any Subsidiary (and their respective businesses and assets) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Company or any Subsidiary is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company and the Subsidiaries. Except as set forth on Schedule 6.13 neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years. Schedule 6.13 sets forth a true, accurate and complete list of all claims that have been made by the Company or any Subsidiary within the past three years under its insurance policies.

6.14     Employee Benefit Plans and Employment Agreements.

(a)    General. Except as set forth on Schedule 6.14, neither the Company nor any ERISA Affiliate of the Company is a party to or participates in or has any liability or contingent liability with respect to:

(i)     any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA),

(ii)    any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA), or

(iii)   any employment agreement.

(b)    Plan Documents and Reports. A true, accurate and complete copy of each of the plans, arrangements, and agreements set forth on Schedule 6.14 (collectively, the “Company Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Company. In the case of any Company Benefit Plan that is not in written form, the Company has been supplied with a true, accurate and complete description of such Company Benefit Plan, as in effect on the date hereof. A true, accurate and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and Internal Revenue Service determination letter with respect to each such Company Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Company Benefit Plan has been supplied to Parent, and there have been no material changes in the financial condition of the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(c)    Compliance With Laws; Liabilities. As to all Company Benefit Plans:

(i)     All Company Benefit Plans comply and have been administered in form and in operation in all material respects with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

(ii)    All Company Benefit Plans that are employee pension Company Benefit Plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; there have been no amendments to such Company Benefit Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such Company Benefit Plan under such sections or to a tax under section 511 of the Code.

(iii)   None of the assets of any Company Benefit Plan is invested in employer securities or employer real property.

(iv)   There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Company Benefit Plan and neither the Company nor any ERISA Affiliate of the Company has otherwise engaged in any prohibited transaction.

(v)    There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which either the Company or any ERISA Affiliate of the Company may be liable.

(vi)    None of the payments contemplated by the Company Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof).

(vii)   There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened involving such Company Benefit Plans or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

(viii)   No Company Benefit Plan is subject to Title IV of ERISA.

(ix)     Each Company Benefit Plan which constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any Company Benefit Plans of current and former affiliates which must be taken into account under section 4980B and 414(t) of the Code or section 601 of ERISA, have been operated in compliance with applicable Law, including the group health plan continuation coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

(x)     Actuarially adequate accruals for all obligations under the Company Benefit Plans are reflected in the Company Financial Statements and such obligations include a pro rata amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date.

(xi)     Since December 31, 1983, the requirements for the recordkeeping exemption for leased employees under proposed Treas. Reg. §1.414(n)-3 have been met.

(xii)    Neither the Company nor any ERISA Affiliate of the Company has any liability or contingent liability under any Company Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(xiii)   There has been no act or omission that would impair the right or ability of the Company and any ERISA Affiliate of the Company unilaterally to amend or terminate any Company Benefit Plan.

(d)   Multiemployer Plans. Neither the Company nor any ERISA Affiliate of the Company contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).

6.15     Employment and Labor Matters.

(a)    Schedule 6.15 sets forth a true, accurate and complete list of the names, titles, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and preceding fiscal years for all directors, officers and employees of the Company and each Subsidiary. The Company and the Subsidiaries have and currently are conducting their respective businesses in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.

(b)    Except as set forth on Schedule 6.15, the relationships of the Company and the Subsidiaries with their respective employees are good and there is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or, to the Knowledge of the Company, threatened, against or involving the Company or any Subsidiary. None of the employees of the Company or any Subsidiary is covered by any collective bargaining agreement.

6.16     Capital Improvements. Schedule 6.16 sets forth a true, accurate and complete list of all of the capital improvements or purchases or other capital expenditures to which the Company or any Subsidiary has committed or for which they have contracted and which in any event have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

6.17      Taxes.

(a)   Except as set forth on Schedule 6.17:

(i)    The Company and the Subsidiaries have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)    The Company and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii)   Neither the Company nor any Subsidiary expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed by the Company or any Subsidiary. There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Company or any Subsidiary has any knowledge.

(iv)   No stockholder of the Company or any Member is a “foreign Person” as defined in Section 1445(f)(3) of the Code.

(v)    As of the Closing Date, the biodiesel produced by the Company its Subsidiaries constitutes both “biodiesel” and “agri-biodiesel” as defined in Section 40A(d) of the Code and as such is eligible for (i) the $1.00 agri-biodiesel mixture credit under Section 40A(b)(1) and (3) of the Code, (ii) the $1.00 agri-biodiesel under Section 40A(b)(2) and (3) of the Code and (iii) the $0.10 small agri-biodiesel producer credit under Section 40(A)(b)(5) of the Code. The Company and its Subsidiaries are each an “eligible small agri-biodiesel producer” as defined in Section 40A(e) of the Code.

(vi)   Neither the Company, any Subsidiary nor any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes;

(vii)     None of the Tax Returns referred to in Section 6.17(a)(i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed (taking into account all applicable extensions and waivers) has expired.

(viii)     All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full.

(ix)   All Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company or any Subsidiary (other than this Agreement), if any, have been terminated prior to the Effective Date and neither the Company nor any Subsidiary will have any liability thereunder on or after such termination.

(x)    As a result of a change in accounting method for a taxable period beginning on or before the Effective Date or for any Straddle Period, neither the Company nor any Subsidiary will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or other Tax law) in taxable income for any taxable period ending after the Effective Date.

(xi)   There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any Subsidiary which could affect the Company’s or any Subsidiary’s liability for Taxes for any taxable period ending after the Effective Date.

(xii)      Neither the Company nor any Subsidiary has been a member of any Company Group other than each Company Group of which it is a member as of the date hereof, and neither the Company nor any Subsidiary has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than the Subsidiaries.

(xiii)     Neither the Company nor any Subsidiary has any liability for Taxes of another person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law).

(xiv)     Neither the Company or any Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).

(xv)      During the last three years, neither the Company nor any Subsidiary has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(xvi)     There are no Tax credits, grants or similar amounts that are or will be subject to “clawback” or recapture as a result of (1) the transactions contemplated by this Agreement or (2) an act (or failure to act) by the Company or any Subsidiary to satisfy certain requirements on which the credit, grant or similar amount is or was conditioned.

(xvii)    The accruals for deferred Taxes reflected in the Audited Financial Statements and Unaudited Financial Statements are adequate to cover any deferred Tax liability for the Company or any Subsidiary determined in accordance with GAAP, consistently applied, through the date thereof.

(xviii)   Neither the Company nor any Subsidiary has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code.

(xix)      Neither the Company nor any Subsidiary has corporate acquisition indebtedness, as described in Section 279(b) of the Code.

(xx)   During the four taxable years ending on December 31, 2006, for federal (and corresponding state, local and foreign) income Tax purposes, neither the Company, any Subsidiary, nor Company Group has been subject to the alternative minimum tax imposed by Section 55 of the Code (or comparable provisions of state, local and foreign income Tax laws).

(xxi)     None of the assets reflected on the Audited Financial Statements or Unaudited Financial Statements is “tax-exempt use property” within the meaning of Section 168(h) of the code and none of the property of the Company or any Subsidiary is properly treated as owned by persons other than such Company or any Subsidiary for income Tax purposes.

(xxii)     Neither the Company, any Subsidiary nor any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)   The Company and each Subsidiary have delivered to Parent a correct and complete schedule of any net operating loss (or alternative minimum tax net operating loss) carryover and capital loss carryover of the Company and each Subsidiary that will be available to such Company and each Subsidiary following the Closing Date (without regard to any limitations under sections 382 and 384 of the Code and the Treasury Regulations promulgated thereunder) and with respect to each such net operating loss carryover or capital loss carryover, (A) the amount of such carryover, (B) the year in which the carryover arose (C) any limitation, if any, to which such loss carryover was subject immediately prior to the transactions contemplated by this Agreement.

(c)    The Company and each Subsidiary have delivered to Parent true and complete copies of all income Tax Returns of the Company and each Subsidiary (or, with respect to consolidated, combined or unitary returns, the portion thereof relating to such Company and Subsidiary) filed since January 1, 2003.

(d)    No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”) and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement.

(e)    As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. Except as set forth on Schedule 6.17(e), as a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits will be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

6.18      No Defaults or Violations. Except as set forth on Schedule 6.18:

(a)    Neither the Company nor any Subsidiary has materially breached any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound, and, to the Knowledge of the Company, no other party to any such Contract has breached such Contract or is in default thereunder.

(b)    The Company and each Subsidiary and all of their respective properties and assets are in compliance in all material respects with, and no violation exists under, any and all Laws applicable to the Company or any Subsidiary or to such properties and assets.

(c)    No notice from any Governmental Authority has been received by the Company or any Subsidiary claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

6.19     Environmental Matters. Except as set forth on Schedule 6.19:

(a)    the business and operations of the Company and each Subsidiary are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

(b)    the Company and each Subsidiary are in possession of all Environmental Permits required for the conduct or operation of their respective businesses (or any part thereof), and are in full compliance with all of the requirements and limitations included in such Environmental Permits;

(c)    there are no, and neither the Company nor any Subsidiary has used or stored any, Hazardous Substances in, on, or at any of the properties or facilities of the Company or any Subsidiary, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the properties or facilities of the Company or any Subsidiary, except in each case for inventories of substances set forth on Schedule 6.19 which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called “Right To Know Laws”);

(d)    neither the Company nor any Subsidiary has received any notice from any Governmental Authority or any other Person that any aspect of the business, operations or facilities of the Company or any Subsidiary is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

(e)    neither the Company nor any Subsidiary has deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to any property;

(f)    neither the Company nor any Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened, litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

(g)   the Company and each Subsidiary have timely filed all reports and notifications required to be filed with respect to all of their properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

(h)   no condition has existed or event has occurred with respect to any property or asset that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by the Company, any Subsidiary, any predecessor to the Company or any Subsidiary or any Person that is or was an Affiliate of the Company or any Subsidiary, which property, asset or subsidiary has been sold, transferred or disposed or for which any lease has terminated, that in any case could, with or without notice, passage of time or both, give rise to any present or future liability of the Company or any Subsidiary pursuant to any Environmental Law.

6.20     Litigation.

(a)    Except as set forth on Schedule 6.20, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Subsidiary or any of their respective officers, directors, managers, employees, agents or members stockholders thereof in their capacity as such, or any of the properties or businesses of the Company or any Subsidiary, and neither the Company nor any Subsidiary is aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 6.20, all of the proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on Schedule 6.20. Except as set forth on Schedule 6.20, neither the Company nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither the Company nor any Subsidiary has entered into any agreement to settle or compromise any proceeding pending or, to the Knowledge of the Company, threatened, against it which has involved any obligation other than the payment of money or for which the Company or any Subsidiary has any continuing obligation.

(b)    There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, by or against the Company or any Subsidiary with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and neither the Company nor any Subsidiary has any reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

6.21     No Conflict of Interest. Except as set forth on Schedule 6.21, to the Knowledge of the Company, no stockholder of the Company, any Member nor any of their respective Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of the Company or the Subsidiaries, except as a holder of Company Common Stock or Blue Sun Units, as applicable.

6.22      Claims Against Officers and Directors. There are no pending or, to the Knowledge of the Company, threatened, claims against any manager, director, officer, employee or agent of the Company or any Subsidiary or any other Person which could give rise to any claim for indemnification against the Company or any Subsidiary.

6.23     Improper and Other Payments. Neither the Company, any Subsidiary, any of their respective Affiliates, any of their respective managers, directors, officers, employees, agents or representatives acting on behalf of any of them has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Subsidiary or any of their respective Affiliates, or (iv) in violation of any Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company, (c) made or paid, directly or indirectly, contributions to a domestic or foreign political party or candidate, or (d) made or paid improper foreign payments (as defined in the Foreign Corrupt Practices Act).

6.24     No Other Agreement. Neither the Company nor any Subsidiary has any Contract or arrangement with respect to any merger, consolidation, sale of equity securities or all or substantially all of its assets or any similar transaction.

6.25     Brokers. Except as set forth on Schedule 6.25, neither the Company nor any Subsidiary has used any broker or finder in connection with the transactions contemplated hereby.

6.26     Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or Blue Sun to Parent or any representative or Affiliate of Parent in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company and Blue Sun, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

7.1    Due Incorporation; Subsidiaries.

(a)    Except as set forth in Schedule 7.1(a), (i) Parent does not have any direct or indirect subsidiaries, either wholly or partially owned, or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any direct or indirect economic, voting, equity or management interest in any other Person or directly or indirectly own any security issued by any Person, and (ii) all of the outstanding equity securities of Merger Sub are owned, directly by Parent. Parent and Merger Sub are duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted.

(b)    The jurisdictions in which Parent and Merger Sub are licensed or qualified to do business as foreign corporations are set forth on Schedule 7.1(b). Except as set forth on Schedule 7.1(b), Parent and Merger Sub are licensed or qualified to do business and are in good standing as foreign corporations in each jurisdiction where the nature of the properties owned, leased or operated by them and the businesses transacted by them require such licensing or qualification.

(c)    True, accurate and complete copies of the Certificate of Incorporation Bylaws (or similar organizational instruments), as amended, and all minutes of all meetings (or written consents in lieu of meetings) of the stockholders and boards of directors (and all committees thereof) of Parent and Merger Sub have been delivered to the Company.

7.2    Due Authorization. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and its Related Agreements have been duly and validly approved by the boards of directors of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby, except for the Parent Stockholder Approvals. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its respective Related Agreements. This Agreement constitutes legal, valid and binding obligations of each of Parent and Merger Sub. Parent’s Related Agreements upon execution and delivery by Parent will constitute legal, valid and binding obligations of Parent, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies. Merger Sub’s Related Agreements upon execution and delivery by Merger Sub will constitute legal, valid and binding obligations of Merger Sub, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

7.3    Consents and Approvals; No Conflicts, etc.

(a)    Except for the Parent Required Consents set forth on Schedule 7.3(a), no consent, authorization or approval of, notice to, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and the execution, delivery and performance by Parent or Merger Sub of its respective Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b)    Except as set forth on Schedule 7.3(b), the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and its respective Related Agreements do not and will not (i) violate any Law applicable to Parent or Merger Sub, the Subsidiaries or any of its respective properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of its respective assets or properties under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Parent or Merger Sub or indebtedness secured by any of their respective assets or properties; or (iv) violate or conflict with any provision of Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws.

7.4    Capitalization.

(a)    As of the date hereof, Parent has the authorized, issued and outstanding capitalization set forth in on Schedule 7.4 (the "Parent Capitalization"). Parent has also reserved an aggregate of 500,000 shares (after giving effect to the reverse stock split on December 18, 2006) of Parent Common Stock for issuance to directors, officers, employees and consultants pursuant to Parent’s Stock Incentive Plan, no shares of which remain available for future grant. All of the outstanding shares of capital stock of Parent and Merger Sub (i) have been duly authorized, validly issued, and are fully paid and nonassessable and (ii) are, and when issued were, free of preemptive or similar rights.

(b)    The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 Shares of which were duly authorized, and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

(c)    Except as set forth on Schedule 7.4 or as contemplated by this Agreement, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of Parent or Merger Sub issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Parent or Merger Sub to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of Parent or Merger Sub.

(d)    Except as set forth on Schedule 7.4, no options, warrants or other rights to purchase from Parent or Merger Sub, agreements or other obligations of Parent or Merger Sub to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in Parent or Merger Sub are outstanding; and, there is no agreement, understanding or arrangement binding on Parent or Merger Sub relating to the ownership or disposition of any capital stock of Parent or Merger Sub or the election of directors of Parent or Merger Sub or the governance of Parent's or Merger Sub's affairs, and such agreements, understandings and arrangements, if any, will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by this Agreement or any Related Agreement.

7.5    Parent Financial Statements and SEC Reports; No Undisclosed Liabilities.

(a)    Parent has previously delivered or made available to the Company (via EDGAR) a true and complete copy of the audited financial statements of Parent for each of the years ended December 31, 2003, 2004 and 2005, and the unaudited financial statements of Parent for the three month periods ended March 31, 2006, June 30, 2006 and September 30, 2006 (collectively, the “Parent Financial Statements”). The Parent Financial Statements (including any related notes and schedules) fairly present in all material respects the financial position of Parent as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

(b)    Parent has filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2003 (such forms, reports, statements, schedules and documents filed by it with the SEC, including any such forms, reports, statements, schedules and other documents filed by Parent with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the “Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports (including all information incorporated therein by reference but excluding any information provided in writing by the Company for inclusion or incorporation by reference in any such Parent SEC Report) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)    The Parent Financial Statements are in accordance with the books and records of Parent and do not reflect any transactions which are not bona fide transactions.

(d)    The Parent Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of Parent as of the date thereof. Parent has no liabilities, debts, claims or obligations (including “off-balance sheet” liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth on Schedule 7.5(d) or in Parent’s balance sheet dated September 30, 2006 included in the Parent SEC Reports, (ii) trade payables and accrued expenses incurred in the ordinary course of business since the date of Parent’s balance sheet dated September 30, 2006 included in the Parent SEC Reports and (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

(e)    Schedule 7.5(e) sets forth all severance or similar payments that Parent may be obligated to make to any of its employees as a result of the Merger.

7.6    [Reserved].

7.7    Title to Properties. Except as set forth on Schedule 7.7, Parent has a good and valid record and marketable title to or valid leasehold interest in, all of the tangible and intangible assets, properties and rights used in connection with its business and all of the tangible and intangible assets, properties and rights reflected in the Parent Financial Statements (other than assets disposed of in the ordinary course of business since the date of such Parent Financial Statements), free and clear of any Lien. Merger Sub has no assets.

7.8    Contracts. Schedule 7.8 sets forth a true, accurate and complete list of all Contracts to which Parent is a party or by which it is bound, or to which its assets or properties is subject that are material to its business. Merger Sub is not party to any Contract other than this Agreement and its Related Agreements. Parent has delivered to the Company true, accurate and complete copies of each document set forth on Schedule 7.8, and a written description of each oral arrangement so listed. Except as set forth on Schedule 7.8, all of Parent’s material Contracts have been entered into by Parent in the ordinary course of business and if cancelled at any time, would not have a Material Adverse Effect on Parent.

7.9    Permits. Schedule 7.9 sets forth a true, accurate and complete list of all Permits held by Parent. All such Permits are in full force and effect. Except for the Permits set forth on Schedule 7.9, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Parent’s business. Merger Sub holds no Permits.

7.10     Insurance. Schedule 7.10 sets forth a true, accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned, held by or applicable to Parent (and its business and assets), and Parent has delivered to the Company a true, accurate and complete copy of all such policies, including all occurrence-based policies applicable to Parent (and its business and assets) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which Parent is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of Parent. Except as set forth on Schedule 7.10 Parent has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years. Schedule 7.10 sets forth a true, accurate and complete list of all claims which have been made by Parent within the past three years under its insurance policies.

7.11     Employee Benefit Plans and Employment Agreements.

(a)    General. Except as set forth on Schedule 7.11, neither Parent nor any ERISA Affiliate of Parent is a party to or participates in or has any liability or contingent liability with respect to:

(i)     any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA),

(ii)    any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA), or

(iii)   any employment agreement.

(b)   Plan Documents and Reports. A true, accurate and complete copy of each of the plans, arrangements, and agreements set forth on Schedule 7.11 (collectively, the “Parent Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Company. In the case of any Parent Benefit Plan which is not in written form, Parent has been supplied with a true, accurate and complete description of such Parent Benefit Plan, as in effect on the date hereof. A true, accurate and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and Internal Revenue Service determination letter with respect to each such Parent Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Parent Benefit Plan has been supplied to the Company, and there have been no material changes in the financial condition of the respective Parent Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(c)    Compliance With Laws; Liabilities. As to all Parent Benefit Plans:

(i)     All Parent Benefit Plans comply and have been administered in form and in operation in all material respects with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

(ii)    All Parent Benefit Plans that are employee pension Parent Benefit Plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; there have been no amendments to such Parent Benefit Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such Parent Benefit Plan under such sections or to a tax under section 511 of the Code.

(iii)   None of the assets of any Parent Benefit Plan is invested in employer securities or employer real property.

(iv)   There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Parent Benefit Plan and neither Parent nor any ERISA Affiliate of Parent has otherwise engaged in any prohibited transaction.

(v)    There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which either Parent or any ERISA Affiliate of Parent may be liable.

(vi)   None of the payments contemplated by the Parent Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof).

(vii)      There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened involving such Parent Benefit Plans or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

(viii)     No Parent Benefit Plan is subject to Title IV of ERISA.

(ix)   Each Parent Benefit Plan which constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any Parent Benefit Plans of current and former affiliates which must be taken into account under section 4980B and 414(t) of the Code or section 601 of ERISA, have been operated in compliance with applicable Law, including the group health plan continuation coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

(x)    Actuarially adequate accruals for all obligations under the Parent Benefit Plans are reflected in the Parent Financial Statements and such obligations include a pro rata amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the Closing Date.

(xi)   Since December 31, 1983, the requirements for the recordkeeping exemption for leased employees under proposed Treas. Reg. §1.414(n)-3 have been met.

(xii)      Neither Parent nor any ERISA Affiliate of Parent has any liability or contingent liability under any Parent Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(xiii)      There has been no act or omission that would impair the right or ability of Parent and any ERISA Affiliate of Parent unilaterally to amend or terminate any Parent Benefit Plan.

(d)   Multiemployer Plans. Neither Parent nor any ERISA Affiliate of Parent contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan (as defined in Section 3(37) of ERISA).

7.12     Employment and Labor Matters. Parent has and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.

7.13     Taxes.

(a)    Parent and Merger Sub have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Parent or Merger Sub (whether or not shown on any Tax Return) have been paid. Neither Parent nor Merger Sub are currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of assets of Parent or Merger Sub that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)    Parent and Merger Sub have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)    Neither Parent nor Merger Sub expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed by Parent or Merger Sub. There is no dispute or claim concerning any Tax liability of Parent or Merger Sub either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Parent or Merger Sub has any knowledge.

7.14     No Defaults or Violations. Except as set forth on Schedule 7.14:

(a)    Parent has not breached any provision of, nor is it in material default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound, and to Parent’s Knowledge no other party to any such Contract has breached such Contract or is in default thereunder.

(b)    Parent and all of its respective properties and assets are in material compliance with, and no material violation exists under, any and all Laws applicable to Parent and to such properties and assets.

(c)    No notice from any Governmental Authority has been received by the Parent or Merger Sub claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

7.15     Environmental Matters.

Except as set forth on Schedule 7.15:

(a)    the business and operations of Parent are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

(b)    Parent is in possession of all Environmental Permits required for the conduct or operation of their respective businesses (or any part thereof), and are in full compliance with all of the requirements and limitations included in such Environmental Permits;

(c)    there are no, and Parent has not used or stored any, Hazardous Substances in, on, or at any of the properties or facilities of Parent, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the properties or facilities of Parent or Merger Sub, except in each case for inventories of substances set forth on Schedule 7.15 which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called “Right To Know Laws”);

(d)    Parent has not received any notice from any Governmental Authority or any other Person that any aspect of the business, operations or facilities of Parent is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

(e)    Parent has not deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to any property;

(f)    Parent is not the subject of any pending or, to the Knowledge of Parent, threatened, litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

(g)    Parent has timely filed all reports and notifications required to be filed with respect to all of its properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

(h)    no condition has existed or event has occurred with respect to any property or asset that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by Parent any predecessor to Parent or any Person that is or was an Affiliate of Parent, which property, asset or subsidiary has been sold, transferred or disposed or for which any lease has terminated, that in any case could, with or without notice, passage of time or both, give rise to any present or future liability of Parent pursuant to any Environmental Law.

7.16     Litigation.

(a)    Except as set forth on Schedule 7.16, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened, against or affecting Parent or Merger Sub or any of their respective officers, directors, managers, employees, agents, stockholders thereof in their capacity as such, or any of the properties or businesses of Parent and Merger Sub, and Parent is not aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 7.16, all of the proceedings pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on Schedule 7.16. Except as set forth on Schedule 7.16, neither Parent nor Merger Sub is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither Parent nor Merger Sub has entered into any agreement to settle or compromise any proceeding pending or, to the Knowledge of Parent, threatened, against them which has involved any obligation other than the payment of money or for which Parent or Merger Sub has any continuing obligation.

(b)    There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened, by or against any Member, Parent or Merger Sub with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and no Member has any reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

7.17     Claims Against Officers and Directors. There are no pending or, to the Knowledge of Parent, threatened, claims against any manager, director, officer, employee or agent of Parent or Merger Sub or any other Person which could give rise to any claim for indemnification against Parent or Merger Sub.

7.18     Improper and Other Payments. Neither Parent, Merger Sub, either of their Affiliates, any of their respective managers, directors, officers, employees, agents or representatives acting on behalf of any of them, nor any other Person acting on behalf of any of them, has (a) made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether Lawful or unlawful, (b) made or paid, directly or indirectly, contributions to a domestic or foreign political party or candidate, or (c) made or paid improper foreign payments (as defined in the Foreign Corrupt Practices Act).

7.19     No Other Agreement. Except as set forth on Schedule 7.19, neither Parent nor Merger Sub has any Contract or arrangement with respect to any merger, consolidation, sale of equity securities or all or substantially all of its assets or any similar transaction.

7.20      Brokers. Except as set forth on Schedule 7.20, neither Parent nor Merger Sub has used any broker or finder in connection with the transactions contemplated hereby.

7.21     Valid Issuance of Securities. The Merger Shares, when issued and delivered in accordance with the terms hereof in exchange for shares of Company Common Stock, Company Preferred Series A Preferred Stock and Blue Sun Units, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities Laws.

7.22    Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Parent or Merger Sub or any representative or Affiliate of Parent or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

7.23     Change in Control Payments. Except as set forth on Schedule 7.23, neither Parent nor Merger Sub has any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of Parent or Merger Sub.

7.24     Formation of Merger Sub; No Prior Activities.

(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)    As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VIII

COVENANTS OF THE PARTIES

The respective parties hereto shall take the following actions between the date hereof and the Blue Sun Effective Time:

8.1    Efforts to Consummate; Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated herein. The parties hereto shall execute and deliver promptly such other documents, certificates, agreements, instruments and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby, including, but not limited to, promptly making their respective filings and thereafter making any other required submissions under the HSR Act if any such filings or submissions are required to consummate the transactions contemplated in this Agreement and taking all such further action as reasonably may be necessary to resolve objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition Laws with respect to the transactions contemplated hereby. Except as otherwise expressly permitted hereby, each of parties hereto may not take any action that would have the effect of preventing or impairing such party’s performance of its obligations under this Agreement.

8.2    Registration Statement and Proxy.

(a)    Parent and the Company shall prepare and file with the SEC as soon as practicable a preliminary joint proxy statement on Schedule 14A (the “Proxy Statement”) and a registration statement on Form S-4 (the “Registration Statement”) relating to the Mergers and the Merger Shares to be issued pursuant to Section 4.1 and Section 4.2. The Registration Statement shall provide for the resale under Rule 415 solely of the shares of Parent Common Stock underlying (i) the warrants to purchase Company Common Stock issued to purchasers of Company Series A Preferred Stock and (ii) the shares of Parent Series C Preferred Stock that are issued in the Company Merger pursuant to Section 1.1(d) and not any other Merger Shares. Each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as reasonably practicable. The Registration Statement and the Proxy Statement must comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations thereunder and the rules and regulations of the Nasdaq Capital Market, as the case may be. Without limiting the foregoing, the Proxy Statement must include the information required by Rule 14f-1 under the Exchange Act. Parent covenants, represents and warrants to the Company and Blue Sun that the Registration Statement, when declared effective by the SEC, and the Proxy Statement, at the time of its mailing or delivery to the stockholders of Parent and the Company and the Members and at the time of the Parent Stockholder Meeting, the Company Stockholder Meeting and the Blue Sun Member Meeting, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company, Blue Sun or their respective Affiliates furnished to Parent by the Company or any of its Affiliates expressly for inclusion in the Registration Statement. Parent shall also take any action required to be taken under state blue sky or securities Laws in connection with the issuance of the Merger Shares pursuant to the Mergers.

(b)    The Company and Blue Sun shall, and shall cause their respective Affiliates to, (i) cooperate in the preparation of the Proxy Statement and Registration Statement and (ii) furnish to Parent all information concerning themselves required for use in the Registration Statement or the Proxy Statement, including, without limitation, financial statements of the Company and Blue Sun that are required to be included in the Registration Statement, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent to any third party and/or Governmental Authority in connection with the Mergers and transactions contemplated by this Agreement, including financial statements that are audited by a Public Company Accounting Oversight Board certified public accounting firm for the last three years and any information that is necessary to prepare pro forma financial statements and information to be included in the Registration Statement. The Company and Blue Sun shall use commercially reasonable efforts to assist Parent to resolve all SEC comments with respect to the Registration Statement and the Proxy Statement as promptly as practicable after receipt thereof. If the Company or Blue Sun learns of any event that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, it will promptly inform Parent of such event. The Company and Blue Sun covenant, represent and warrant to Parent that none of the information regarding the Company, Blue Sun or any of their respective Affiliates, or other information supplied in writing by the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement or any amendment thereof or supplement thereto will, at the respective times filed with the SEC or other Governmental Authority, and with respect to the Proxy Statement, at the date mailed to Parent’s stockholders, the Company’s stockholders and the Members and at the time of the Parent Stockholder Meeting, the Company Stockholder Meeting and the Blue Sun Member Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Blue Sun covenant, represent and warrant to Parent that the Registration Statement or the Proxy Statement, insofar as they relates to information regarding the Company, Blue Sun or any of their respective Affiliates, or other information supplied in writing by the Company or Blue Sun for inclusion therein, will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and the rules and regulations of the Nasdaq Capital Market, as the case may be.

(c)    Parent shall provide the Company with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement and any amendment or supplement to the Registration Statement and the Proxy Statement prior to filing such with the SEC and will provide the Company with a reasonable number of copies of all such filings made with the SEC.

(d)    Parent shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statement or the Proxy Statement to the Company and advise the Company of any oral comments with respect to the Registration Statement or the Proxy Statement received from the SEC. Parent shall use commercially reasonable efforts to resolve all SEC comments with respect to the Registration Statement and the Proxy Statement as promptly as practicable after receipt thereof. If, at any time prior to the Effective Time, any event with respect to the Company, Blue Sun or any of their respective Affiliates should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Parent shall describe such event, and such amendment shall be promptly filed with the SEC and, as required by Law or the rules and regulations of the Nasdaq Capital Market, as the case may be, disseminated to stockholders of Parent and the Company and the Members. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification for offering or sale in any jurisdiction of the Merger Shares issuable pursuant to the Mergers or any request by the SEC for an amendment or supplement of the Registration Statement or the Proxy Statement or for additional information.

8.3    Action by Stockholders of the Company. The Company shall, through its Board of Directors, recommend to the stockholders of the Company the approval of the Company Merger and the adoption of this Agreement. As soon as practicable after the Registration Statement and the Proxy Statement become effective under the Securities Act, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Company Merger and adopting this Agreement, all in accordance with the CCAA and the Articles of Incorporation and Bylaws of the Company (the “Company Stockholder Meeting”). In lieu of such meeting, the stockholders of the Company may take the actions described in the preceding sentence by unanimous written consent in accordance with the CBCA. In connection with the Company Stockholder Meeting, the Company shall take, at its own expense, all steps necessary for the solicitation of proxies from its stockholders, including the mailing of the Proxy Statement.

8.4    Action by the Members. Blue Sun shall, through its Board of Managers, recommend to the Members the approval of the Blue Sun Merger and the adoption of this Agreement. As soon as practicable after the Registration Statement and the Proxy Statement become effective under the Securities Act, Blue Sun shall duly call, give notice of, convene and hold a meeting of the Members for the purpose of approving the Blue Sun Merger and adopting this Agreement, all in accordance with the CCAA and the Articles of Organization and Operating Agreement of Blue Sun (the “Blue Sun Member Meeting”). In lieu of such meeting, the Members may take the actions described in the preceding sentence by unanimous written consent in accordance with the CLLCA. In connection with the Blue Sun Member Meeting, Blue Sun shall take, at its own expense, all steps necessary for the solicitation of proxies from its members, including the mailing of the Proxy Statement.

8.5    Action by Stockholders of Parent.

(a)    Subject to its fiduciary duties and except as otherwise provided in this Agreement, Parent shall, though its the Board of Directors, recommend to the stockholders of Parent that they approve the Parent Stockholder Approvals.

(b)    Unless Parent has received a Takeover Proposal that was unsolicited and did not otherwise result from a breach of Section 8.14(b) and Parent’s Board of Directors determines that such Takeover Proposal is reasonably likely to lead to a Superior Proposal, then as soon as practicable after the Registration Statement and the Proxy Statement become effective under the Securities Act, Parent shall duly call, give notice of, convene and hold a meeting of the stockholders of Parent for the purpose of approving the Stockholder Approvals, all in accordance with the DGCL and the Certificate of Incorporation and Bylaws of Parent (the “Parent Stockholder Meeting”). In connection with the Parent Stockholder Meeting, Parent shall take, at its own expense, all steps necessary for the solicitation of proxies from its stockholders, including the mailing of the Proxy Statement.

8.6    Action by Parent. Parent, as the sole stockholder of Merger Sub, shall take such actions as may be necessary to approve the Company Merger and adopt this Agreement.

8.7    Nasdaq Initial Listing. From the date hereof until the earlier of the Closing Date or the Termination Date, each of the parties shall cooperate with each other in good faith and shall each use commercially reasonable efforts to (i) cause Parent to satisfy the initial listing requirements of the Nasdaq Capital Market immediately after the Blue Sun Effective Time, which may include, without limitation, effecting a reverse stock split of the Parent Common Stock concurrently with the Mergers, and (ii) cause (a) the shares of Parent Common Stock listed on the Nasdaq Capital Market immediately prior to the Effective Time and (b) the Merger Shares to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, as of the Closing Date.

8.8    Consents and Approvals.

(a)    The Company and Blue Sun shall use commercially reasonable efforts to obtain any consents and approvals of any Governmental Authority or other Person required to be obtained by them pursuant to any applicable Law, any Contract or otherwise in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that neither the Company nor any of the Subsidiaries shall make any agreement or understanding affecting the Company or any of the Subsidiaries or any of their respective assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of Parent.

(b)    Parent and Merger Sub shall use commercially reasonable efforts to obtain any consents and approvals of any Governmental Authority or other Person required to be obtained by them pursuant to any applicable Law, any Contract or otherwise in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 10.4; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that neither Parent nor Merger Sub shall make any agreement or understanding affecting Parent or Merger Sub or any of Parent’s assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of the Company.

8.9    Notification of Certain Matters. Each of the parties shall promptly notify the other parties in writing of (i) any change or event having a Material Adverse Effect on such party, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and (iv) any material default under any Contract to which such party is bound or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which such party has knowledge. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any lawsuit, claim, proceeding or investigation that may be instituted or threatened against the Company or any Subsidiary which would have been listed in Schedule 6.20 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. Parent shall promptly notify the Company of any lawsuit, claim, proceeding or investigation that may be instituted or threatened against the Company or Merger Sub which would have been listed in Schedule 7.16 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

8.10     Supplemental Information. From time to time prior to the Closing, each of the parties hereto will promptly disclose in writing to others any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Parent or which would render inaccurate any of its representations or warranties herein. No information provided to a party pursuant to this Section 8.10 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or in any Related Agreement.

8.11     Preservation of Business.

(a)    Except as expressly contemplated by this Agreement, the Company shall and shall cause the Subsidiaries to incur and pay expenses and otherwise operate only in the usual, regular and ordinary course and in a manner consistent with past practice, and shall use commercially reasonable efforts to (i) preserve intact the present business organization and Personnel of the Company and the Subsidiaries, (ii) preserve the good will and advantageous relationships of the Company and the Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operation of their respective businesses, (iii) prevent any event which could have a Material Adverse Effect on the Company or any Subsidiary, and (iv) not take or permit any action or omission which would cause any of the representations or warranties of the Company and Blue Sun contained herein to become inaccurate or any of the covenants of the Company or Blue Sun to be breached.

(b)    Without limiting the generality of Section 6.3(a), until the Closing, except as set forth on Schedule 6.3 or with the prior written consent of Parent, the Company shall not and shall not permit any Subsidiary to:

(i)     incur any obligation or enter into any Contract which either (x) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000, or (y) has a term of, or requires the performance of any obligations by the Company or Blue Sun over a period in excess of, six months,

(ii)    take any action, or enter into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice,

(iii)   do any act or omit to do any act, or permit any act or omission to act, which would cause a material breach of any of the Contracts set forth on Schedule 3.11 or any other Contract or obligation the breach of which could have a Material Adverse Effect,

(iv)   sell, lease, abandon, transfer, convey, assign or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice,

(v)    suffer or permit the creation of any Lien over any of its assets or properties other than in the ordinary course of business and consistent with past practice,

(vi)   waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value,

(vii)      make any changes in its accounting systems, policies, principles or practices,

(viii)    enter into, authorize, or permit any transaction with any Member or any Affiliate of Member,

(ix)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, shares of capital stock or any other securities of the Company or Blue Sun other than up to $20,250,000 of Company Series A Preferred Stock, or amend any of the terms of any such membership interests, capital stock or other securities,

(x)    split, combine, or reclassify any membership interests, shares of its capital stock or other equity securities, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests, capital stock or other equity securities, or redeem or otherwise acquire any capital stock or other securities of the Company or Blue Sun,

(xi)   make any borrowing, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice),

(xii)      make any loans, advances or capital contributions to, or investments in, any other Person,

(xiii)     enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, equity option, equity appreciation right, restricted equity, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, consultant or employee, or increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing,

(xiv)     except for capital expenditures contemplated by clause (xv), acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to the Company or Blue Sun,

(xv)      authorize or make any capital expenditures which individually or in the aggregate are in excess of $50,000,

(xvi)     make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes,

(xvii)    pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, Blue Sun, or any of their respective managers, directors, officers, employees or agents, or

(xviii)   terminate, rescind, modify, amend or otherwise alter or change any of the terms or provisions of any Contract, pay any amount not required by Law or by any Contract, or reduce, discount, waive or forego any material payment or right thereunder, or agree to any compromise or settlement with respect thereto.

(c)   Without limiting the generality of Section 8.11, until the Closing the Company shall and shall cause the Subsidiaries to:

(i)     maintain their respective books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with the Company Financial Statements and past practices,

(ii)    continue to carry their respective existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist, and

(iii)   duly comply with all Laws applicable to their respective businesses and operations.

8.12     Reorganization of Parent. Parent represents that it is Parent’s present intention to pursue the sale of its existing business to a third party as further described in the Parent SEC Reports. However, the Company and Blue Sun acknowledge that Parent can give no assurance that Parent will be able to complete such a transaction or even obtain an offer for such a transaction prior to, at or at any time after the consummation of the Mergers. If Parent is not able to complete such a transaction by the Closing Date, then prior to the Closing, Parent will (i) transfer to a wholly-owned subsidiary of Parent (i) all of the assets (other than cash) and liabilities (other than any liabilities related to this Agreement or any related agreement) of its existing business and (ii) an amount of cash equal to any Working Capital deficit of such subsidiary on the Closing Date, as reasonably determined by Parent in accordance with GAAP. Any such transfer of assets and liabilities to a wholly-owned subsidiary or any sale of Parent’s existing business shall be made on an “as is” basis without any continuing liability of Parent to such wholly-owned subsidiary or purchaser of Parent’s existing business.

8.13     Investigation of the Company and Parent. The Company and Blue Sun shall afford to the officers, employees and authorized representatives of Parent and Parent shall afford the officers, employees and authorized representatives of the Company (in each case including, without limitation, its independent public accountants, attorneys, environmental consultants and financial advisors), reasonable access during normal business hours to the offices, properties, employees and business and financial records (including, without limitation, computer files, retrieval programs and similar documentation) of the Company or any Subsidiary or Parent, as the case may be, to the extent Parent or the Company, as the case may be, shall deem necessary or desirable, and shall furnish to Parent or the Company, as the case may be, or such party’s authorized representatives such additional information concerning the operations, properties and businesses of Parent, the Company or any Subsidiary, as the case may be, as may be reasonably requested in writing, to enable Parent or the Company or such party’s authorized representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify the accuracy of the Company Financial Statements or the Parent Financial Statements or information contained or referred to in the Parent SEC Documents, as the case may be, and to determine whether the conditions set forth in Article IX and Article X, as the case may be, have been satisfied. Such investigations shall be conducted in a manner as not to interfere unreasonably with the operation of the business of Parent or the Company or any Subsidiary, as the case may be. No investigation made by Parent or the Company or such party’s authorized representatives hereunder shall affect the representations and warranties of the parties hereunder. Each party shall keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated December 6 2006, between Parent and the Company (the “Confidentiality Agreement”).

8.14      No Solicitation.

(a)    Neither the Company nor Blue Sun shall, nor shall either of them authorize or permit any of its Affiliates or any officer, director, manager, employee, investment banker, attorney or other adviser or representative of the Company, Blue Sun or any of their respective Affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) except to the extent required by Law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company, Blue Sun or any of their respective Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company, Blue Sun or any of their respective Affiliates, whether or not such Person is purporting to act on behalf of the Company, the Subsidiary or any of their respective Affiliates or otherwise, shall be deemed to be a breach of this Section 8.14 by the Company and Blue Sun. The Company promptly shall advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company, Blue Sun or any of their respective Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company, Blue Sun or any of their respective Affiliates, any voting securities of the Company, Blue Sun or any of their Affiliates or a substantial portion of the assets of the Company or than up to $20,250,000 of Company Series A Preferred Stock as contemplated by the Subscription Agreement among the Company and the purchasers of Company Series A Preferred Stock party thereto dated as of January 26, 2007.

(b)    Parent represents and warrants that it has terminated any discussions or negotiations with any Person other than the Company and Blue Sun concerning any Takeover Proposal prior to the date hereof. From and after the date hereof, Parent will not, and shall use its commercially reasonable efforts not to permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives (collectively, "Parent Representatives") to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information) any Takeover Proposal from any Persons or engage in or continue discussions or negotiations relating thereto, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, except that, so long as Parent is in compliance with its obligations under this Section 8.14(b), Parent may, in response to a Takeover Proposal that the Parent Board of Directors determines is reasonably likely to constitute a Superior Proposal that was not solicited by Parent or any of its Parent Representatives, and that did not result from a breach of this Section 8.14(b), and subject to providing prior written notice of its decision to take such action to the Company, (x) furnish information with respect to Parent to any Person making such a Takeover Proposal pursuant to a customary confidentiality agreement with terms substantially similar to those of the Confidentiality Agreement, and (y) participate in discussions or negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any action that is in violation of the restrictions set forth in the preceding sentence by any Parent Representative, whether or not such Parent Representative is purporting to act on behalf of Parent or otherwise, shall be deemed to be a breach of this Section 8.14(b) by Parent. Parent will advise the Company orally (within one Business Day) and in writing (as promptly as practicable) of the receipt of any inquiry or request for information with respect to, or which would reasonably be expected to lead to, any Takeover Proposal. In addition, Parent will provide the Company, within one Business Day of Parent’s receipt, with the material terms and conditions of any Takeover Proposal (and any change in the material terms and conditions thereof) and will promptly (but in no case later than two Business Days thereafter) notify the Company of any determination by Parent’s Board of Directors that a Superior Proposal has been made. Notwithstanding anything contained in this Agreement to the contrary, Parent and the Parent Representatives may (without violating any of the provisions of, or triggering any other responsibilities under this or any other Section of this Agreement, conduct negotiations or discussions with, make proposals to, or solicit or encourage proposals from, third parties for the sale of all or substantially all of the assets of Parent’s existing business to third parties. Except as permitted by this Section 8.14(b), the Board of Directors of Parent shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval by such Board of Directors of this Agreement or the Mergers or the recommendation by such Board of Directors that stockholders of Parent approve this Agreement or the Mergers or (ii) approve or recommend to the stockholders of Parent any Takeover Proposal, unless, in each case, Parent receives an unsolicited Takeover Proposal that such Board of Directors determines in good faith constitutes a Superior Proposal. The Board of Directors of Parent may not enter into an agreement with respect to a Takeover Proposal except in connection with a termination of this Agreement pursuant to Section 11.1(e). Nothing contained in this Section 8.14(b) shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders that, in the good faith reasonable judgment of the Board of Directors of Parent after consultation with outside counsel, is required under applicable law.

8.15     Public Announcements.

(a)    The parties will agree on the text of a joint press release announcing, among other things, the execution of this Agreement, and cause such press release to be disseminated promptly after the execution of this Agreement.

(b)    From the date of this Agreement until the Closing Date or Termination Date, the parties will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or filing prior to the issuance of such press release or other public statement or filing and may not issue any such press release or other public statement or filing without the prior approval of the other party, which consent may not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such other public statement as required by Law or the rules and regulations of Nasdaq Capital Market if it has (a) used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner and (b) provided a copy of such release or public statement to such other party at a reasonable time prior to issuing such release or making such statement.

8.16    Resignation of Officers and Directors. Parent shall cause each of the officers and members of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, Parent, to tender his or her resignation from such position effective as of the Effective Time.

8.17     Certain Payments at Closing. The parties agree and acknowledge that (a) all amounts due and payable to B. Riley & Co. in connection with the consummation of the transactions contemplated by this Agreement shall be paid in cash at Closing by Parent and (b) all amounts then due and payable to Sidley Austin LLP, counsel to the Special Committee of the Board of Directors of Parent, and Ellenoff, Grossman and Schole LLP, counsel to Parent, shall be paid in cash at Closing by Parent and (c) Parent will promptly pay all fees and expenses of Sidley Austin LLP for post-closing matters after receipt of invoices therefor.

8.18     Parent Records. Prior to the Effective Time, Parent shall use commercially reasonable efforts to collect at the principal office of Parent all books and records of Parent and its subsidiaries, including originals of all contracts to which Parent or any of its subsidiaries is a party.

8.19     Financing Statements. Parent shall use commercially reasonable efforts to terminate all UCC-1 financing statements which name Parent as debtor prior to the Effective Time.

ARTICLE IX

CONDITIONS PRECEDENT

TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Mergers are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by Parent and Merger Sub, respectively, in their sole discretion:

9.1    Warranties True as of Both Present Date and Closing Date. All representations and warranties of the Company and Blue Sun contained in this Agreement that are qualified by materiality or a Material Adverse Effect or words of similar effect must be correct and complete in all respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date), and those representations and warranties of the Company and Blue Sun contained in this Agreement that are not so qualified shall be correct and complete in all material respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date).

9.2    Compliance with Agreements and Covenants. The Company and Blue Sun shall have in all material respects performed, complied with and satisfied all covenants of the Company or Blue Sun contained in this Agreement required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

9.3    Documents. Parent must have received all of the agreements, documents and items specified in Section 5.5 and Section 5.6 and all other documents reasonably requested by Parent and contemplated by this Agreement or required to be delivered by the Company or Blue Sun to Parent pursuant to this Agreement and not previously delivered.

9.4    Consents and Authorizations. The Company and Blue Sun shall have delivered to Parent written confirmation that all notices, filings, consents, approvals, Permits or orders of and all registrations with third parties, including creditors, Contract parties or Governmental Authorities necessary for the authorization, execution and delivery of or performance by the Company and Blue Sun under this Agreement or their respective Related Agreements or the consummation by the Company and Blue Sun of the transactions contemplated hereby and thereby have been made or obtained (all of the foregoing notices, filings, consents, approvals, Permits, orders and registrations, including those set forth on Schedule 6.3, are referred to collectively herein as the “Company Required Consents”), except for such Company Required Consents, the absence of which would not reasonably be expected to have a Material Adverse Effect on Parent, the Company or Blue Sun.

9.5    No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority (an “Injunction”) nor any Law promulgated or enacted by any Governmental Authority must be in effect which would (i) make the consummation of the Mergers illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Mergers; provided, however, that, prior to invoking this condition, Parent and Merger Sub shall use commercially reasonable efforts to have any such Injunction vacated.

9.6    Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of B. Riley & Co. substantially to the effect that the issuance of the Merger Shares pursuant to the terms of this Agreement is fair from a financial point of view, to the stockholders of Parent immediately prior to the Effective Time.

9.7    Expiration of HSR Waiting Period. If the Mergers requires HSR Act clearance, the applicable waiting period under the HSR Act must have expired or been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

9.8    Parent Stockholder Approval. The Parent Stockholder Approvals must have been obtained.

9.9    No Material Adverse Change. No Material Adverse Change with respect to the Company and Blue Sun continues to exist on the Closing Date, and no previously undisclosed material liabilities or commitments of the Company or Blue Sun have been discovered.

9.10      No Severance Payments. No severance, “golden parachute” or other similar payments have been made or are due to the Company’s personnel as a result of the Merger other than as set forth on Schedule 7.5(e).

9.11      Preferred Stock Proceeds. The Company must have received proceeds of not less than $20,250,000 from the sale of Parent Series A Preferred Stock to third party investors at or prior to the Closing.

ARTICLE X

CONDITIONS PRECEDENT

TO OBLIGATIONS OF THE COMPANY AND BLUE SUN

The obligations of the Company and Blue Sun to effect the Mergers are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Company and Blue Sun, respectively, in their sole discretion:

10.1     Warranties True as of Both Present Date and Closing Date. All representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality or a Material Adverse Effect or words of similar effect shall be correct and complete in all respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date), and those representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified must be correct and complete in all material respects as of the Closing Date as if made on the Closing Date (or, if they relate to a specific date, as if made on such specific date).

10.2     Compliance with Agreements and Covenants. Parent and Merger Sub shall have in all material respects performed, complied with and satisfied all covenants of the Company and Blue Sun contained in this Agreement required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

10.3     Documents. The Company must have received all of the agreements, documents and items specified in Section 5.3 and Section 5.4 and all other documents reasonably requested by the Company and contemplated by this Agreement or required to be delivered by Parent or Merger Sub pursuant to this Agreement and not previously delivered.

10.4     Consents and Authorizations. Parent and Merger Sub shall have delivered to the Company written confirmation that all notices, filings, consents, approvals, Permits or orders of and all registrations with third parties, including creditors, Contract parties or Governmental Authorities necessary for the authorization, execution and delivery of or performance by Parent and Merger Sub under this Agreement or their respective Related Agreements or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been made or obtained (all of the foregoing notices, filings, consents, approvals, Permits, orders and registrations, including those set forth on Schedule 7.3, are referred to collectively herein as the “Parent Required Consents”), except for such Parent Required Consents, the absence of which would not reasonably be expected to have a Material Adverse Effect on Parent, the Company or Blue Sun.

10.5     No Injunctions, Orders or Restraints; Illegality. No Injunction nor any Law promulgated or enacted by any Governmental Authority may be in effect which would (i) make the consummation of the Mergers illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Mergers; provided, however, that, prior to invoking this condition, the Company and Blue Sun shall use commercially reasonable efforts to have any such Injunction vacated.

10.6     Expiration of HSR Waiting Period. If the Mergers require HSR Act clearance, the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

10.7      Parent Stockholder Approval. The Parent Stockholder Approvals shall have been obtained.

10.8     Merger Consideration. Parent shall have reserved for issuance a sufficient number of shares of its Common Stock to allow for the issuance of the Merger Shares pursuant to Article II, and such shares shall be authorized for listing on the Nasdaq Capital Market, upon official notice of issuance.

10.9      Resignations. Parent shall have delivered the resignations, effective as of the Effective Time, of each of the directors and executive officers of Parent.

10.10    Exercise Agreements. Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., and Monarch Pointe Fund, Ltd. shall have entered into an agreement with Parent pursuant to which they each agree to convert all of the shares of Parent Series A Preferred Stock and Parent Series B Preferred Stock held by them at the Effective Time into shares of Parent Common Stock at the Blue Sun Effective Time.

10.11    Parent Financial Position. Parent’s assets shall exceed its liabilities on the Closing Date, as determined in accordance with GAAP.

ARTICLE XI

TERMINATION

11.1     Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Parent Stockholder Approvals by the stockholders of Parent, or the approvals of the shareholders of the Company or Members of Blue Sun:

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent if (i) the Effective Time shall not have occurred on or before June 30, 2007 and (ii) the party seeking to terminate this Agreement pursuant to this Section 11.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers on or before such date;

(c)    by either the Company or Parent if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Mergers substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and nonappealable and the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used commercially reasonable efforts to remove such injunction, order or decree;

(d)    by the Company or Parent if the Parent Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders of Parent or at any adjournment thereof;

(e)    by Parent if Parent’s Board of Directors in good faith determines that a Takeover Proposal constitutes a Superior Proposal, except that Parent may not terminate this Agreement pursuant to this Section 11.1(e) unless and until (i) three Business Days have elapsed following delivery to the Company of a written notice of such determination by the Board of Directors of Parent and during such three-business-day period Parent (A) informs the Company of the terms and conditions of such Takeover Proposal and the identity of the Person making such Takeover Proposal and (B) Parent in good faith considers any proposals made during such three day period by the Company to amend or modify the terms and conditions of this Agreement, (ii) at the end of such three-business-day period, the Board of Directors of Parent continues in good faith to believe that such Takeover Proposal constitutes a Superior Proposal and (iii) simultaneously with such termination, Parent enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(f)    by the Company if the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to the Company its approval of this Agreement and the transactions contemplated hereby or its recommendation of approval of this Agreement to its stockholders, except the Company may not terminate this Agreement if the Parent Board of Directors withdraws or modifies such approval or recommendation in the event that (i) the Company fails to receive proceeds of and/or subscriptions for not less than $20,250,000 from the sale of Parent Series A Preferred Stock to third party investors or if such subscriptions have been terminated or (ii) if the Mergers are not closed on or before June 30, 2007;

(g)    by the Company if (i)(A) there is a successful tender offer made by any Person for more than 50% of the shares of Parent Common Stock prior to the record date for the Parent Stockholder Meeting or (B) any Person other than the Parent Board of Directors acquires valid and unrevoked proxies to vote more than 50% of the shares of Parent Common Stock at the Parent Stockholder Meeting and (ii) the Parent Stockholder Approvals are not received at the Parent Stockholder Meeting.

(h)    by either the Company or Parent if, in the case of the Company, there shall have been a material breach either Parent or Merger Sub of any of their respective representations or warranties, or covenants or agreements contained in this Agreement, or if, in the case of Parent, there shall have been a material breach by either the Company or Blue Sun of any of their respective representations or warranties, or covenants or agreements contained in this Agreement, which if not cured would cause the respective conditions set forth in Article IX or Article X, as the case may be, not to be satisfied, and such breach is incapable of being cured, or shall not have been cured after notice thereof shall have been received by the party alleged to be in breach, on or before June 30, 2007.

In the event of any termination pursuant to this Section 11.1 (other than pursuant to clause (a)), written notice setting forth the reasons thereof shall forthwith be given by the terminating party to the other parties. The date, if any, on which this Agreement is terminated pursuant to this Section 11.1, shall be referred to herein as the “Termination Date”.

11.2     Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Article XII, Section 11.3 and Section 13.1, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

11.3     Company Breakup Fee. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parent pursuant to Section 11.1(e) and Parent closes a transaction for a Superior Proposal, then Parent shall pay to the Company a fee equal to $750,000 (the "Company Breakup Fee"). The parties hereto agree that the Company Breakup Fee shall be paid to the Company in immediately available funds on the second Business Day following the closing of a transaction for a Superior Proposal.

ARTICLE XII

INDEMNIFICATION

12.1     No Survival of Representations, Warranties, Covenants and Agreements. Except for Article I and this Article XII, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and no covenant or agreement that is to be performed entirely at or prior to the Effective Time shall survive the Mergers.

12.2      Indemnification and Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Parent or Merger Sub determined immediately prior to the Effective Time (the “Indemnified Parties”) against any Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL and the CBCA for a period of six (6) years after the Effective Date (and Parent and the Surviving Corporation shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)    Any Indemnified Party wishing to claim indemnification under Section 12.2(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), Parent shall have the right to assume the defense thereof, and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable and documented fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that neither Parent or the Surviving Corporation shall be responsible for the payment of fees and expenses of more than one law firm to represent the Indemnified Parties in connection with a single action in a particular jurisdiction, except that if such law firm concludes that it cannot represent multiple Indemnified Parties, then Parent and the Surviving Corporation shall be responsible for the payment of reasonable and documented fees and expenses of up to one Law firm per Indemnified Party.

(c)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section.

(d)   The provisions of this Section 12.2 are intended to be for the benefit of, and may be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(e)    Parent shall purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under Parent’s existing directors’ and officers’ liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms that in all material respects are no less advantageous to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance.

ARTICLE XIII

MISCELLANEOUS

13.1     Expenses. Except as expressly provided in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

13.2     Amendment. At any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Parent and prior to the Effective Time, this Agreement may be amended or supplemented by a writing signed by each of the parties hereto with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of Parent there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant Securities Act or Nasdaq Capital Market requires further approval by such stockholders without such further approval or any amendment or change not permitted under applicable Law.

13.3     Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in Person or by courier or a courier service, (b) on the date of transmission if sent by facsimile with written confirmation of receipt, (c) when received if sent by a nationally recognized overnight delivery service, or (d) five Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Parent or Merger Sub, addressed as follows:

M-Wave, Inc.
11533 Franklin Avenue
Franklin Park, IL 60131
Attention: Bruce Nelson
Telephone No.: (714) 974-2500 x5215
Facsimile No.: (714) 921-0683

with a copy to

Sidley Austin LLP
555 West Fifth Street, Suite 4000
Los Angeles, CA 90013
Attention:  Stephen D. Blevit, Esq.
Telephone No.: (213) 896-6029
Facsimile No.: (213) 896-6600

If to the Company or Blue Sun, addressed as follows:

SunFuels, Inc.
1400 W. 122nd Ave., Suite 110
Westminster, CO 80234
Attention: Jeff Probst
Telephone No.: (303) 865-7700
Facsimile No.: (303) 865-7705

with a copy to

Faegre & Benson LLP
1900 15th Street
Boulder, CO 80302
Attention: James H. Carroll, Esq.
Telephone No.: (303) 447-7700
Facsimile No.: (303) 447-7800

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4     Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement is effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

13.6     No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, the Indemnified Parties with respect to Article XII, B. Riley & Co., Sidley Austin LLP and Ellenoff, Grossman and Schole LLP with respect to Section 8.17, and each of their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

13.7     Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof is not affected thereby, and there must be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.8     Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

13.9     Applicable Law. This Agreement is governed by and construed in accordance with the internal Laws of the State of New York, except that the Company Merger is governed by the DGCL, the CBCA and the CCAA and the Blue Sun Merger is governed by the CLLCA and the CCAA.

13.10   Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a state court of competent jurisdiction located within the State of Delaware; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to Personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process; (c) agree to waive to the fullest extent permitted by Law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any legal proceeding in the State of Delaware; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of Delaware, satisfactory to the Member Representative and Parent, to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation; (f) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 13.3 for communications to such party; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12   Facsimile Signatures. Any signature page delivered pursuant to this Agreement, any Related Agreement or any other document delivered pursuant hereto via facsimile shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

M-WAVE, INC.,
a Delaware corporation

By:	/s/ Joseph A. Turek
Name: Joseph A. Turek
Title: President and Chief Operating Officer

OCEAN MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Joseph A. Turek
Name: Joseph A. Turek
Title: President and Chief Operating Officer

SUNFUELS, INC.,
a Colorado corporation

By:	/s/ Jeffrey R. Probst
Name: Jeffrey R. Probst
Title: President and CEO

BLUE SUN BIODIESEL, LLC,
a Colorado limited liability company

By:	/s/ Jeffrey R. Probst
Name: Jeffrey R. Probst
Title: Manager

Signature Page to Agreement and Plan of Merger